Exhibit 10.55
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
COLLABORATION AND LICENSE AGREEMENT
     This Collaboration and License Agreement (“Agreement”) is entered into as of February 9, 2010 (the “Effective Date”) between Alexza Pharmaceuticals, Inc., a company organized under the laws of the State of Delaware, United States (“Alexza”), and having a principal place of business at 2091 Stierlin Court, Mountain View, CA 94043, United States, and Biovail Laboratories International SRL, a Barbados society with restricted liability (“BLS”), having its registered office at Welches, Christ Church, Barbados WI, BB17154.
WHEREAS
     A. Alexza is a pharmaceutical development company focused on the research, development, manufacturing and commercialization of novel proprietary products for the acute treatment of central nervous system disorders based on its proprietary technology, the Staccato® system, and is developing a combination product that is comprised of Loxapine (as defined hereinafter) delivered by a Device (as defined hereinafter), for the treatment of psychiatric and/or neurological indications and the symptoms associated therewith, including the rapid treatment of agitation associated with schizophrenia or bipolar disorder. Alexza owns or controls certain patents, know-how and other intellectual property relating to the Device and Product (as defined hereinafter); and
     B. BLS desires to obtain from Alexza certain exclusive rights and licenses to research, develop, import, use, sell, have sold and offer for sale Product in the Field (as defined hereinafter) in the Territory (as defined hereinafter), a co-exclusive (with Alexza) license to make and have made the Product in and outside the Territory and a non-exclusive license to conduct development activities in the Field outside the Territory solely for the purpose of research, development, importation, use, sale, having sold and offering for sale of the Product in the Field in the Territory, and Alexza is willing to grant to BLS such rights and licenses, all on the terms and conditions set forth in this Agreement; and
     C. BLS intends to appoint one or more Distributor(s) (as defined hereinafter) to distribute Product in the United States, on the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Alexza and BLS hereby agree as follows:
ARTICLE 1
DEFINITIONS
     As used in this Agreement, the following terms shall have the meanings set out in this Article 1 unless the context clearly and unambiguously dictates otherwise.
     1.1 “Additional Indication” shall have the meaning set forth in Section 4.2(d).

     1.2 “Additional Indication Development Plan” shall mean the plan for development of Product for the prevention or treatment of one or more Additional Indication(s) for the Territory, as may be adopted and amended in accordance with this Agreement.
     1.3 “Affiliate” of a Party shall mean any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Party, as the case may be, but for only so long as such control exists. As used in this Section 1.3, “control” shall mean (i) direct or indirect beneficial ownership of at least 50% (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of the voting share capital or other equity interest in such Person or (ii) the power to direct the management of such Person by contract or otherwise.
     1.4 “Agitation” shall mean, as defined in [ * ], [ * ], excluding [ * ] as defined in [ * ].
     1.5 “Alexza Background Patents” shall mean all Patents that are: (a) [ * ] for the research, development, importation, use, manufacture, having manufactured, sale, having sold and offering for sale of the Product in the Field in the Territory, (b) Controlled by Alexza or any of its Affiliates as of the Effective Date or during the Term, and (c) covering the [ * ] and/or [ * ]. Alexza Background Patents existing as of the Effective Date are set forth on Exhibit 1.8.
     1.6 “Alexza Indemnitees” shall have the meaning set forth in Section 11.1.
     1.7 “Alexza Know-How” shall mean all Know-How that is [ * ] for the research, development, importation, use, manufacture, having manufactured, sale, having sold and offering for sale of the Product in the Field, which Know-How is Controlled by Alexza or any of its Affiliates as of the Effective Date or during the Term. For the avoidance of doubt, Alexza Know-How shall not include any Joint Know-How.
     1.8 “Alexza Patents” shall mean Alexza Product Patents and Alexza Background Patents. For the avoidance of doubt, Alexza Patents shall not include any Joint Patents. A list of Alexza Patents as of the Effective Date is set forth on Exhibit 1.8, which list shall be updated from time to time upon written agreement between the Parties.
     1.9 “Alexza Product Patents” shall mean all Patents that are: (a) [ * ] for the research, development, importation, use, manufacture, having manufactured, sale, having sold and offering for sale of the Product in the Field in the Territory, (b) Controlled by Alexza or any of its Affiliates as of the Effective Date or during the Term, and (c) primarily covering the Product and not otherwise covering (x) the [ * ] or (y) [ * ] and the [ * ] that [ * ]. Alexza Product Patents existing as of the Effective Date are set forth on Exhibit 1.8.
     1.10 “Alexza Technology” shall mean all Alexza Know-How, Alexza Patents and Alexza’s interest in Joint Patents and Joint Know-How.
     1.11 “Alexza Trademarks” and “Alexza Copyrights” shall mean (a) all Trademarks of Alexza, including the trademarks “Alexza” and “Staccato” and trade name “Adasuve” and other
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Trademarks all as set forth on Exhibit 1.11; and (b) all copyrights (including registrations and applications therefor), copyrightable works which are [ * ] for the research, development, importation, use, manufacture, having manufactured, sale, having sold and offering for sale of the Product in the Field in the Territory, respectively.
     1.12 “API” shall mean an active pharmaceutical ingredient.
     1.13 “Applicable Laws” shall mean the applicable provisions of any and all national, supranational, regional, state and local laws, treaties, statutes, rules, regulations, administrative codes, guidance, ordinances, judgments, decrees, directives, injunctions, orders, permits (including Marketing Approvals) of or from any court, arbitrator, Regulatory Authority or governmental agency or authority having jurisdiction over or related to the subject item.
     1.14 “Auditor” shall have the meaning set forth in Section 7.5.
     1.15 “Authorized Generic” means any Product that is sold in the Territory with the consent, authorization or license of BLS and dispensed as if such Product were a Generic Product.
     1.16 “Bankruptcy Laws” shall have the meaning set forth in Section 13.6.
     1.17 “Baseline Gross Sales” shall have the meaning set forth in Section 6.3(c).
     1.18 “Best Knowledge” shall have the meaning set forth in Section 10.2.
     1.19 “BLS Indemnitees” shall have the meaning set forth in Section 11.2.
     1.20 “BLS Know-How” shall mean all Know-How with respect to the Devices that are generated by BLS during the Term pursuant to this Agreement.
     1.21 “BLS Patents” shall mean all Patents that claim Inventions with respect to the Devices generated by BLS during the Term pursuant to this Agreement.
     1.22 “BLS Technology” shall mean all BLS Know-How and BLS Patents, including BLS’ interest in Joint Patents and Joint Know-How.
     1.23 “BLS Trademark” shall have the meaning set forth in Section 9.9.
     1.24 “Budget” shall mean the budget included within the applicable Development Plan for conducting the clinical or non-clinical studies, regulatory activities (including making regulatory filings) and other activities under such Development Plan.
     1.25 “Business Day” shall mean a day other than a Saturday or Sunday or any public holiday in the United States, Barbados or Canada. For the avoidance of doubt, references in this Agreement to “days” shall mean calendar days.
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     1.26 “Calendar Quarter” shall mean a period of three consecutive months during a Calendar Year beginning on and including January 1st, April 1st, July 1st or October 1st.
     1.27 “Calendar Year” shall mean a period of twelve consecutive months beginning on and including January 1st.
     1.28 “Change of Control” shall mean either: (a) a sale of all or substantially all of the assets of a Party in one or a series of integrated transactions not in the ordinary course of business to a Third Party; or (b) the acquisition of a Party by a Third Party by means of any transaction or series of related transactions (including any stock acquisition, merger or consolidation); in either case, in which a transaction or series of transactions the holders of outstanding voting securities of such Party immediately prior to such transaction do not beneficially own, directly or indirectly, at least [ * ]% of the combined outstanding voting power of the acquiring entity (or of such Party if it is the surviving entity in such transaction(s) described in subsection (b)), or its direct or indirect parent entity, immediately after such transaction or series of related transactions. For clarity, Change of Control shall not include financing transactions (other than financing transactions involving a strategic partner(s)), through public offering, private equity financing or otherwise.
     1.29 “Collaboration Committee” shall have the meaning set forth in Section 3.1(a).
     1.30 “Commercially Reasonable Efforts” shall mean that level of efforts and resources, with respect to a particular Party, at the relevant point in time, that is consistent with the usual practice followed by that Party, in the exercise of its reasonable scientific and business judgment relating to other prescription pharmaceutical products owned or licensed by it or to which it has exclusive rights, which have [ * ] and are [ * ] or [ * ] similar to the applicable Product, taking into account measures of [ * ], [ * ] and [ * ], [ * ], the [ * ] of the [ * ], the [ * ] of the [ * ] or [ * ], the [ * ] involved, the [ * ] of the [ * ] (including, without limitation, [ * ] and [ * ]) and other relevant factors, including without limitation [ * ], and/or [ * ] factors.
     1.31 “Commercial Strategy” shall have the meaning set forth in Section 5.1.
     1.32 “Commercialization [ * ]” shall have the meaning set forth in Section 6.6(a).
     1.33 “Competing Product” shall mean a product, other than the Product, that has been approved for, or is being developed for approval for, acute and intermittent prevention or treatment of Agitation.
     1.34 “Contractors” shall have the meaning set forth in Section 10.2(j)(i).
     1.35 “Confidential Information” shall have the meaning set forth in Section 8.1.
     1.36 “Confidentiality Agreement” shall mean that certain letter agreement dated [ * ] between Alexza and BLS.
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     1.37 “Control” (including any variations such as “Controlled”), in the context of intellectual property rights, Know-How and Confidential Information, shall mean possession (whether by ownership or license, other than pursuant to this Agreement) by a Party of the ability to grant the applicable license under this Agreement, without violating the terms of an agreement with a Third Party.
     1.38 “Costs and Expenses” shall mean costs and expenses paid to Third Parties (or payable to Third Parties and accrued in accordance with GAAP) by either Party.
     1.39 “Cumulative [ * ] Amount” shall have the meaning set forth in Section 6.6(b).
     1.40 “Development Plan” shall mean the Initial Indication Development Plan or an Additional Indication Development Plan and “Development Plans” shall mean the Initial Indication Development Plan and the Additional Indication Development Plan(s), collectively.
     1.41 “Device” shall mean any hand-held, single-use, fixed-dosage device for the administration of API(s) which device relies on [ * ], which device is known as or based on, but may or may not be referred to, as the Staccato® system.
     1.42 “Disclosing Party” shall have the meaning set forth in Section 8.1.
     1.43 “Distribution Agreement” shall mean an agreement or arrangement between BLS or an Affiliate of BLS and a Distributor with respect to the right of such Distributor to market, promote, advertise, detail, sell and distribute the Product in the Field in the Territory.
     1.44 “Distributor” shall mean a Third Party or an Affiliate of BLS to whom BLS or an Affiliate of BLS has granted the right to market, promote, advertise, detail, sell or distribute the Product in the Field in the Territory without the control of Regulatory Filings for the Product in the Field in the Territory.
     1.45 “Effective Date” shall have the meaning set forth in the opening paragraph of this Agreement.
     1.46 “Existing NDA” shall have the meaning set forth in Section 4.2(a).
     1.47 “Expenses” shall mean the Costs and Expenses incurred by a Party or any of its Affiliates in conducting the clinical or non-clinical studies, regulatory activities (including making regulatory filings) and other activities in accordance with the applicable Development Plan(s).
     1.48 “FDA” shall mean the United States Food and Drug Administration and its successor.
     1.49 “Field” shall mean the prevention or treatment of any psychiatric and/or neurological indication and the symptoms associated with these indications.
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     1.50 “First Commercial Sale” shall mean, on a country-by-country basis and Product-by-Product basis, the first bona fide, arm’s length sale of a Product in a country following receipt of Marketing Approval of such Product in such country for use of such Product in such country. Sales of a Product for registration samples, compassionate use sales, named patient use, inter-company transfers to Affiliates of a Party and the like shall not constitute a First Commercial Sale.
     1.51 “FTE” shall mean the equivalent of one (1) full-time individual’s work time for a twelve (12) month period ([ * ] ([ * ]) hours), with such individual having appropriate professional scientific and/or technical or managerial experience. For clarity, in the case that any individual works partially in conducting the activities that are subject to the FTE-based reimbursement under this Agreement and partially on other activities (including activities that are pursuant to this Agreement, but not subject to the FTE-based reimbursement) in a given fiscal year, then the full-time equivalent to be attributed to such individual’s work for the FTE calculation shall be equal to the actual amount of the time that such individual spent working in conducting the activities that are subject to the FTE-based reimbursement under this Agreement.
     1.52 “FTE Rate” shall mean $[ * ] per FTE.
     1.53 “GAAP” shall mean generally accepted accounting principles of the United States of America from time to time in force and effect, applicable as of the date on which such accounting principles are to be applied or on which any calculation or determination is required to be made.
     1.54 “Generic Product” shall have the meaning set forth in Section 6.3(c).
     1.55 “Good Clinical Practices” or “GCP” shall mean the then-current standards, practices and procedures promulgated or endorsed by the FDA as set forth in the guidelines entitled “Guidance for Industry E6 Good Clinical Practice: Consolidated Guidance,” including related regulatory requirements imposed by the FDA and comparable regulatory standards, practices and procedures in jurisdictions outside the United States, as they may be updated from time to time.
     1.56 “Good Laboratory Practices” or “GLP” shall mean the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, and comparable regulatory standards in jurisdictions outside the United States, as they may be updated from time to time.
     1.57 “Good Manufacturing Practices” or “GMP” shall mean the then-current good manufacturing practices required by the FDA, as set forth in the United States Federal Food, Drug and Cosmetic Act, as amended, and the regulations promulgated thereunder, for the manufacture and testing of active pharmaceutical ingredients, intermediates, medical devices and combination products, and comparable laws or regulations applicable to the manufacture and testing of active pharmaceutical ingredients, intermediates, medical devices and combination products in jurisdictions outside the United States, as they may be updated from time to time.
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Good Manufacturing Practices shall include applicable quality guidelines promulgated under the ICH.
     1.58 “Health Canada” shall mean Health Canada or its successor.
     1.59 “ICH” shall mean the International Conference on Harmonization (of Technical Requirements for Registration of Pharmaceuticals for Human Use).
     1.60 “IND” shall mean an Investigational New Drug Application (including any amendments thereto) filed with the FDA pursuant to 21 C.F.R. §312 before commencement of clinical trials of a pharmaceutical product, or any comparable filings with Health Canada in Canada, including clinical trial applications.
     1.61 “Indemnitee” shall have the meaning set forth in Section 11.3.
     1.62 “Indemnitor” shall have the meaning set forth in Section 11.3.
     1.63 “Indication” shall mean any disease or pathological condition for which an NDA or similar regulatory filing may be filed and approved.
     1.64 “Initial Indication” shall mean rapid treatment of agitation associated with schizophrenia or bipolar disorder.
     1.65 “Initial Indication Development Plan ” shall mean the plan for development of Product for the prevention or treatment of the Initial Indication in the United States as agreed to by the Parties.
     1.66 “Intervening Event” shall have the meaning set forth in Section 15.1.
     1.67 “Inventions” shall mean any and all inventions, discoveries, improvements, processes and techniques discovered, conceived or reduced to practice in the course of or as a result of activities under this Agreement, whether or not patentable or included in any claim of patents and patent applications, together with all intellectual property rights therein.
     1.68 “Joint Inventions” shall mean any and all Inventions discovered, conceived or reduced to practice jointly by BLS, on the one hand, and by or on behalf of Alexza or its Affiliates, on the other hand.
     1.69 “Joint Know-How” shall mean all Know-How included in Joint Inventions, other than any Joint Patent.
     1.70 “Joint Patents” shall mean all Patents claiming any Joint Invention.
     1.71 “Know-How” shall mean all tangible and intangible scientific, technical, clinical, regulatory, trade, marketing, commercial, financial or business information and materials,
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

including compounds, solid state forms, compositions of matter, formulations, devices, techniques, processes, methods, trade secrets, formulae, procedures, tests, data, results, analyses, documentation, reports, information (including pharmacological, toxicological, non-clinical (including chemistry, manufacturing and control)), and clinical test design, methods, protocols, data, results, analyses, and conclusions, quality assurance and quality control information, regulatory documentation, information and submissions pertaining to, or made in association with, filings with any Regulatory Authority, knowledge, know-how, skill, and experience.
     1.72 “Losses” shall have the meaning set forth in Section 11.1.
     1.73 “Loxapine” shall mean the compound with a structure set forth on Exhibit 1.73, or any [ * ] or [ * ] of such compound.
     1.74 “Marketing Approval” of a Product shall mean all approvals, licenses, registrations or authorizations of Regulatory Authorities in a country necessary for the manufacture, use, storage, import, export, distribution, promotion, marketing, offer for sale and sale of such Product in such country.
     1.75 “Material Agreements” shall have the meaning set forth in Section 10.2(l).
     1.76 “NDA” of a Product shall mean a New Drug Application as defined in Title 21 of the U.S. Code of Federal Regulations, §314.80 et seq., and all amendments and supplements thereto, which is filed with the FDA, or the equivalent application filed with Health Canada in Canada, including all documents, data, and other information concerning such Product thus filed that are necessary for gaining Marketing Approval for such Product.
     1.77 “Net Sales” shall mean the gross amounts invoiced by BLS, its Affiliates and/or Sublicensees for sales of Product to Third Parties (other than Sublicensees), less deductions actually incurred, allowed, paid, accrued or otherwise specifically identified as related to, and specifically allocated on a pro rata basis with BLS’ (or its Affiliate’s or Sublicensee’s) other products to, the Product by BLS, its Affiliates and/or Sublicensees using GAAP applied on a consistent basis for:
          (a) trade, cash and quantity discounts or rebates actually allowed or taken;
          (b) credits or allowances given or made for rejection of or return of previously sold Product (including as a result of recalls, market withdrawals and other corrective actions), for retroactive price reductions and billing errors, or other allowances specifically identifiable as relating to the Product, including allowances and credits related to inventory management or similar agreements with wholesalers;
          (c) governmental and other rebates (or equivalents thereof) granted to managed health care organizations, pharmacy benefit managers (or equivalents thereof), national, state/provincial, local, and other governments, their agencies and purchasers, and reimbursers, or to trade customers;
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

          (d) costs of freight, insurance, and other transportation charges directly related to the distribution of such Product, to the extent included in gross invoiced sales prices;
          (e) taxes, duties or other governmental charges (including any tax such as a value added or similar tax or government charge other than an income tax) levied on or measured by the billing amount for such Product, as adjusted for rebates and refunds;
          (f) bad debt recognized by BLS, its Affiliates and/or Sublicensees for accounting purposes as not collectible not to exceed [ * ] percent ([ * ]%) of the gross invoiced sales prices; and
          (g) any item substantially similar in character or substance to the foregoing.
     In no event shall any particular amount identified above be deducted more than once in calculating Net Sales (i.e., no “double counting” of reductions). Sales of Product between BLS and its Affiliates or Sublicensees for resale shall be excluded from the computation of Net Sales, but the subsequent resale of such Product by an Affiliate or Sublicensee, as applicable, to a Third Party shall be included within the computation of Net Sales. Notwithstanding anything to the contrary herein, sale, disposal or use of Product for marketing, regulatory, development or charitable purposes, such as clinical trials, preclinical trials, compassionate use, named patient use, or indigent patient programs, without consideration, shall not be deemed a sale hereunder.
     1.78 “Party” shall mean Alexza or BLS individually, and “Parties” shall mean Alexza and BLS collectively.
     1.79 “Patent(s)” shall mean (a) all patents, certificates of invention, applications for certificates of invention, priority patent filings and patent applications, and (b) any renewal, division, continuation (in whole or in part), or request for continued examination of any of such patents, certificates of invention and patent applications, and any and all patents or certificates of invention issuing thereon, and any and all reissues, reexaminations, extensions, divisions, renewals, substitutions, confirmations, registrations, revalidations, revisions, and additions of or to any of the foregoing.
     1.80 “Patent Term Extension” means any term extensions, supplementary protection certificates, regulatory exclusivity and equivalents thereof offering patent protection beyond the initial term with respect to any issued Patents.
     1.81 “Person” shall mean any individual, corporation, partnership, limited liability company, trust, governmental entity, or other legal entity of any nature whatsoever.
     1.82 “Phase IV Commitments” shall mean studies conducted after receipt of a Marketing Approval for the Product in the U.S. that is necessary to fulfill commitments made to the FDA as a condition for the receipt of such Marketing Approval other than REMS programs.
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     1.83 “Pre-Commercialization Transition Plan” shall have the meaning set forth in Section 5.1(b).
     1.84 “Product” shall mean any combination product consisting of (a) Loxapine ([ * ]) and (b) the Device which delivers Loxapine.
     1.85 “Post Marketing Studies” shall mean any REMS programs and/or non-Phase IV Commitment studies conducted after the receipt of Marketing Approval for the Product in the U.S. but that are not conducted to fulfill commitments made to the FDA as a condition for the receipt of such Marketing Approval.
     1.86 “Receiving Party” shall have the meaning set forth in Section 8.1.
     1.87 “Regulatory Authority” shall mean any national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity whose review and/or approval is necessary for the manufacture, packaging, use, storage, import, export, distribution, promotion, marketing, offer for sale and sale of Product.
     1.88 “Regulatory Filings” shall mean all applications, approvals, licenses, registrations, notifications, registrations, submissions and authorizations made to or received from a Regulatory Authority in a country necessary for the development, manufacture and/or commercialization of a pharmaceutical product, including any INDs, NDAs and Marketing Approvals.
     1.89 “REMS” shall mean risk evaluation and mitigation strategy.
     1.90 “Responsible Party” shall have the meaning set forth in Section 4.3(a).
     1.91 “Royalty Term” shall have the meaning set forth in Section 6.3(d).
     1.92 “SEC” shall have the meaning set forth in Section 8.5(a).
     1.93 “Senior Executives” shall have the meaning set forth in Section 14.1.
     1.94 “sNDA” shall mean a supplemental NDA.
     1.95 “Staccato Technology” shall mean Alexza’s proprietary technology and the intellectual property rights thereto, for the vaporization of a pharmaceutical composition via rapid-heating to form a condensation aerosol that allows rapid systemic drug delivery to humans through deep lung inhalation.
     1.96 “Sublicensee” shall mean a Third Party or an Affiliate of BLS, other than a Distributor, to whom BLS or an Affiliate of BLS has granted a sublicense under the Alexza Technology as permitted under Section 2.3(a) of this Agreement. For clarity, the term “Sublicensee” shall not include (i) any wholesalers or importers that are not granted any
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

sublicense under the Alexza Technology under Section 2.3(a) or (ii) any contract manufacturers that are granted only the right to manufacture the Product in accordance with the terms and conditions of the Supply Agreement and herein for BLS or its Affiliates or Sublicensees for commercialization in the Field in the Territory.
     1.97 “Supply Agreement” shall have the meaning set forth in Section 5.1(c).
     1.98 “Term” shall have the meaning set forth in Section 12.1
     1.99 “Territory” shall mean Canada and the United States.
     1.100 “Third Party” shall mean any Person other than Alexza, BLS and their respective Affiliates.
     1.101 “Third Party Claim” shall have the meaning set forth in Section 11.1.
     1.102 “Trademarks” shall mean trademarks, trade names, trade dresses, domain names, logos and brandings.
     1.103 “United States” or “U.S.” shall mean the United States of America, including its territories and possessions and the District of Columbia.
     1.104 “Valid Claim” shall mean (a) an unexpired claim of an issued patent which has not been found to be unpatentable, invalid or unenforceable by a court or other authority in the subject country, from which decision no appeal is taken or can be taken; or (b) a claim of a pending patent application which has not been pending for more than [ * ] ([ * ]) years since the date of its first substantive office action.
     1.105 “Validation Milestone” shall have the meaning set forth in Section 6.2.
     1.106 “Wind-down Period” shall mean any period after the effective date of termination of this Agreement, in its entirety or on a country-by-country basis, during which Parties are required to wind-down development activities pursuant to Section 13.2(a), 13.3(a) or 13.4(a), as the case may be.
ARTICLE 2
GRANT OF LICENSE
     2.1 Licenses to BLS Under Alexza Technology.
          (a) Technology License to BLS. Subject to the terms and conditions of this Agreement, Alexza hereby grants and causes its Affiliates to grant to BLS:
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

               (i) a royalty-bearing license under the Alexza Technology to research, develop, import, use, sell, have sold and offer for sale the Product in the Field in the Territory, with such license being exclusive under the Alexza Product Patents and Alexza Know-How and non-exclusive under the Alexza Background Patents;
               (ii) a worldwide license under the Alexza Technology to manufacture and have manufactured the Product for use and sale in the Field in the Territory, with such license being co-exclusive with Alexza under the Alexza Product Patents and Alexza Know-How and non-exclusive under the Alexza Background Patents, provided that such license under this Section 2.1(a)(ii) shall be royalty-free so long as BLS pays royalties on the Net Sales of the Product manufactured or have manufactured under such license in connection with the exercise of BLS’ license under Section 2.1(a)(i) above; and
               (iii) a non-exclusive and royalty-free license solely to conduct clinical and non-clinical development activities with respect to the Product outside the Territory in accordance with Section 2.1(c), solely for the purpose of researching, developing, importing, using, selling, having sold and offering for sale the Product in the Field in the Territory; provided that if there is a Third Party licensee of the Product for the country outside of the Territory in which BLS proposes to conduct such clinical and non-clinical development activities, then BLS shall notify and discuss its proposed activities with such Third Party licensee.
For clarity, the license to BLS to manufacture and have manufactured the Product shall include the right for BLS to manufacture and have manufactured the Device solely for use as a component of the Product in the Field in the Territory, and BLS shall not exercise such license to manufacture and/or have manufactured the Product or the Device: (i) unless and until BLS has the right to do so under the Supply Agreement or (ii) pursuant to Section 13.5 of this Agreement.
          (b) Trademark and Copyright License to BLS. Subject to the terms and conditions of this Agreement, Alexza hereby grants and causes its Affiliates to grant to BLS under the Alexza Trademarks and Alexza Copyrights (i) an exclusive and royalty-free license to research, develop, manufacture, have manufactured, import, use, sell, have sold and offer for sale Product in the Field in the Territory and (ii) a non-exclusive and royalty-free license solely to conduct clinical and non-clinical development activities with respect to the Product outside the Territory in accordance with Section 2.1(c) below, solely for the purpose of researching, developing, importing, using, selling having sold and offering for sale the Product in the Field in the Territory.
For clarity, if an Alexza Trademark is not adopted for the initial launch as the Trademark for the Product pursuant to Section 9.9, then Alexza shall have the right to use such Alexza Trademark with any other product.
          (c) Limitation on Non-Exclusive License Outside the Territory. For clarity, the license granted to BLS under Section 2.1(a)(ii) or 2.1(b)(ii) shall not include the right
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

for BLS to, by itself or through its Affiliate or a Third Party, seek Marketing Approval for, make Regulatory Filings for, or commercialize the Product outside the Territory.
          (d) Covenant Not to Grant Other Non-exclusive License. Alexza covenants not to grant any other non-exclusive license to any Third Party under the Alexza Background Patents to research, develop, manufacture, have manufactured, import, use, sell, have sold and offer for sale the Product in the Field in the Territory.
     2.2 Licenses to Alexza.
          (a) Subject to the terms and conditions of this Agreement, BLS hereby grants to Alexza a royalty-free, fully-paid, non-exclusive license, with the right to grant sublicenses, under: (i) BLS Patents; and (ii) BLS Know-How to the extent incorporated into the Product and/or the method of making or using of the Product (but in any event excluding BLS Know-How regarding the marketing, commercial, financial or business information with respect to the Product), in each case for Alexza to make, have made, use, sell, offer for sale and import (i) the Product outside the Field in the Territory and for any use outside the Territory and (ii) any other product that is comprised of API(s) delivered by the Device.
          (b) Subject to the terms and conditions of this Agreement, BLS hereby grants to Alexza a royalty-free, fully-paid, non-exclusive license to use the BLS Trademark solely in connection with Alexza’s making, having made, use, selling, offering for sale and import of the Product outside the Territory for use in a rapid treatment of agitation associated with any psychiatric and/or neurological indication.
          (c) BLS covenants that all Patents that claim Inventions with respect to the Device generated during the Term pursuant to this Agreement by BLS and its Affiliates will be owned by BLS.
          (d) BLS represents and warrants to Alexza that it has the right to grant to Alexza the licenses under Sections 2.2(a) and 2.2(b), and hereby covenants to include contractual requirements requiring its Sublicensees and subcontractors (if and to the extent such subcontractors are reasonably expected to generate any Invention) to grant to BLS the licenses under Patents and Know-How of such Sublicensees and subcontractors similar to those granted by BLS to Alexza under Section 2.2(a), with the right to sublicense to Alexza.
     2.3 Sublicensees; Subcontractors; Distributors.
          (a) Right to Sublicense and Subcontract. BLS shall have the right to sublicense to its Affiliates any of the rights or obligations of BLS under this Agreement, including the licenses granted pursuant to Section 2.1(a) and Section 2.1(b). In addition, BLS shall have the right, with prior written notice to Alexza, to sublicense and subcontract to Third Parties any or all of the rights acquired under this Agreement, including the right to sublicense or subcontract BLS’ rights under Section 2.1(a) and Section 2.1(b) with respect to the Product in any or all of the jurisdictions in the Territory. All sublicense and subcontract agreements shall
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

be consistent with and shall be subject to the terms and conditions of this Agreement. BLS shall provide a copy of any such sublicense agreement, subject to redaction of financial terms and other provisions that do not relate to this Agreement. BLS shall remain responsible for the performance of its Sublicensees and subcontractors hereunder.
          (b) Right to Engage Distributors. BLS shall have the right to engage Distributors under this Agreement, provided that BLS shall remain responsible for the performance of its Distributors hereunder, including without limitation the compliance of Applicable Laws by such Distributors in connection with the distribution of the Product hereunder. In the event of termination of this Agreement pursuant to Section 12.2(b) for breach by BLS, any Third Party Distributor or Third Party Sublicensee shall, from the effective date of such termination, automatically become a direct licensee of Alexza with respect to the rights licensed hereunder and sublicensed to the Third Party Distributor or Third Party Sublicensee by BLS; provided, however, that such Third Party Distributor or Third Party Sublicensee is not in breach of its Distribution Agreement or sublicense and such Third Party Distributor or Third Party Sublicensee agrees to comply with all the terms of this Agreement to the extent applicable to the rights sublicensed to it by BLS; provided further that, in no event shall Alexza have greater obligations with respect to such Third Party Distributor or Third Party Sublicensee than it has with respect to BLS hereunder.
          (c) BLS Responsibility. BLS shall remain fully and unconditionally obligated and responsible for the full and complete performance of this Agreement by its Sublicensees, Distributors and/or other subcontractors and in no event shall BLS’ sublicensing, subcontracting or delegation of the tasks assigned to it under this Agreement be deemed to relieve BLS’ liabilities or obligations to Alexza under this Agreement.
     2.4 Rights Reserved. Except for the rights and licenses expressly granted in this Agreement, Alexza retains all rights under its intellectual property, including the Alexza Technology, and BLS retains all rights under its intellectual property, including BLS Technology, and no rights shall be deemed granted by one Party to the other Party by implication, estoppel or otherwise. Further, notwithstanding the grants of exclusive rights in Section 2.1, Alexza retains the right to: (a) perform or have performed all of its obligations under this Agreement, including, but not limited to, to conduct development activities as contemplated by Article 4 and to make and have made the Product for supply to BLS as contemplated by Article 5 and the Supply Agreement; (b) manufacture, have manufactured the Product in the Field in the Territory solely for the purpose of researching, developing, importing, using, selling having sold and offering for sale the Product for use outside the Field in the Territory and/or for any use outside the Territory; and (c) perform and grant licenses or sublicenses solely to conduct clinical and non-clinical development activities with respect to the Product in the Territory solely for the purpose of researching, developing, importing, using, selling, having sold and offering for sale the Product outside the Field in the Territory and/or for any use outside the Territory; provided that if Alexza’s Third Party licensee of the Product for the country outside of the Territory proposes to conduct such clinical and non-clinical development activities in the Territory, then such Third Party Licensee shall notify and discuss its proposed activities with
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

BLS. For the avoidance of doubt, the license granted to BLS under Section 2.1 does not confer any rights to BLS with respect to any product comprising the Device and any API other than Loxapine, or any product comprising the Device and Loxapine together with one or more other API(s).
     2.5 Technology Transfer.
          (a) Transfer of Non-Manufacturing Know-How. BLS shall regularly consult with Alexza to facilitate the transfer of Alexza Know-How other than manufacturing Know-How. No later than [ * ] ([ * ]) days after the Effective Date, Alexza shall, [ * ], make available to BLS personnel of Alexza who are knowledgeable or experienced in the use of the Product in the Field to facilitate the transfer of Alexza Know-How (other than manufacturing Know-How) existing as of the Effective Date to effect the transfer within [ * ] days of the Effective Date. BLS shall cooperate with such transfer and shall promptly undertake to complete the transfer and shall be responsible for costs and expenses related to any delays or failure caused by BLS to affect transfer on a reasonable and mutually agreed schedule for transfer within the [ * ]-day period and Alexza shall be responsible for costs and expenses related to the transfer of any Alexza Know-How existing as of Effective Date that is not transferred to BLS within the [ * ]-day period. In addition, during the Term, Alexza shall inform BLS on a [ * ] basis about all new Alexza Know-How that is obtained or generated by or on behalf of Alexza during such [ * ] period and at BLS’ request, transfer such new Alexza Know-How to BLS at BLS’ Costs and Expenses (for clarity [ * ]).
          (b) Transfer of Manufacturing Know-How. Transfer of Alexza Know-How with respect to manufacture of the Product shall be in accordance with the Supply Agreement and Section 13.5.
     2.6 Off-Label Use. During the Term of this Agreement, Alexza shall use Commercially Reasonable Efforts to prevent (as to itself and its Affiliates), and shall include and enforce contractual obligations on its other licensees, sublicensees and distributors of the Product to use Commercially Reasonable Efforts to prevent, any and all off-label uses of the Product or any combination product that is comprised of Loxapine and one or more other APIs delivered by the Device in the Field in the Territory. During the Term of this Agreement, BLS shall use Commercially Reasonable Efforts to prevent (as to itself and its Affiliates), and shall include and enforce contractual obligations for its Sublicensees and Distributors to use Commercially Reasonable Efforts to prevent, any and all off-label uses of the Product outside the Field or outside the Territory.
     2.7 Non-Competition.
          (a) Non-Competition. Each Party hereby covenants not to, and agrees to cause its Affiliates not to, directly or indirectly, through a licensee, sublicensee, distributor or otherwise, research, develop, import, manufacture, have manufactured, sell, have sold and offer for sale a Competing Product in the Territory during the Term. For clarity, nothing herein shall
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

be deemed to (i) limit the rights pursuant to Section 2.4 retained by Alexza with respect to the Product or a Competing Product outside of the Field in the Territory or outside of the Territory or (ii) limit the rights of BLS or its Affiliates or distributors in selling, promoting, marketing or otherwise commercializing any product that is being commercialized by BLS or its Affiliates or Distributors as of the Effective Date.
          (b) Acquisition of Competing Product. Notwithstanding Section 2.7(a), during the Term, in the event that (i) a Party obtains a Competing Product as a result of a merger with, or acquisition of or by, any Third Party in the Territory, then the Party that obtained the Competing Product in the Territory, shall, within [ * ] ([ * ]) days after the closing of such merger or acquisition, either (A) upon the election of either Party, enter into a binding written agreement whereby such Party grants an economic benefit to the other Party in exchange for any erosion of the market for the Product in the Territory, it being understood that neither Party shall be obligated to enter into such an agreement; provided that if the Parties fail to enter into such agreement within [ * ] ([ * ]) days, then the Party acquiring such a Competing Product shall comply with the terms of subsection (B) or (C); (B) enter into a binding written agreement to sell, transfer, assign or divest all of its rights in and to such Competing Product in the Territory to a Third Party and consummate the sale, transfer, assignment or divestiture of its rights not later than [ * ] following the acquisition of such Competing Product; or (C) terminate the development and/or commercialization of such Competing Product in the Territory, as applicable, within [ * ] ([ * ]) days following the acquisition of the Competing Product (unless and to the extent required to continue commercialization of such Competing Product by a governmental authority, in which case the Parties shall enter into a mutually acceptable agreement of the type contemplated by the foregoing clause (A)).
ARTICLE 3
GOVERNANCE
     3.1 Collaboration Committee.
          (a) Establishment. Within [ * ] ([ * ]) days following the Effective Date, Alexza and BLS shall establish a joint collaboration committee (the “Collaboration Committee”) to oversee, review and coordinate development, manufacture, regulatory strategy and commercialization of the Product in the Field in the Territory.
          (b) Duties. The Collaboration Committee shall:
               (i) review, coordinate, and discuss the overall development and regulatory strategies for commercializing the Product in the Field in the Territory;
               (ii) provide a forum for the Parties to present and discuss the Development Plans and material changes to the Development Plans, including Budgets contained therein;
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

               (iii) provide a forum for the Parties to present any proposals regarding material development, and regulatory and manufacturing matters pertaining to the Product in the Territory and seek input from the Parties on the foregoing matters;
               (iv) provide a forum for the Parties to exchange information and coordinate their respective activities with respect to development, regulatory and manufacturing matters pertaining to the Product in the Territory and outside the Territory;
               (v) review (A) the Commercialization Plan and exchange information with respect to BLS’ prelaunch, launch and subsequent commercialization activities with respect to the Product and (B) commercialization activities of Alexza pertaining to the Product outside the Territory; and
               (vi) perform such other duties as are specifically assigned by the Parties to the Collaboration Committee pursuant to this Agreement.
     3.2 Collaboration Committee Membership. The Collaboration Committee shall consist of individuals appropriately qualified and of appropriate seniority to discuss the development, manufacturing and commercialization activities of the Parties and shall be responsible for coordinating communications, managing the roles, responsibilities and timelines for such activities based on the Development Plan. The Collaboration Committee shall be composed of four members, two of whom shall be nominated by Alexza and two of whom shall be nominated by BLS. Any member of the Collaboration Committee may designate an appropriately qualified substitute to attend and perform the functions of that member at any meeting of the Collaboration Committee. Each Party may, with the consent of the other Party, such consent not to be unreasonably withheld or delayed, invite non-member representatives of such Party to attend meetings of the Collaboration Committee.
     3.3 Meetings. All Collaboration Committee meetings shall be held as often as the members may determine, but in any event Collaboration Committee meetings shall occur not less than once per [ * ]. Such meetings may be held in person, or by any means of telecommunications or video conference, as the members deem necessary or appropriate; provided, however, that at least one Collaboration Committee meeting per [ * ] shall be held in person at [ * ] offices in [ * ]. [ * ] of the [ * ] in-person meetings shall be held at [ * ] offices in [ * ].
     3.4 Minutes. Minutes for each of the Collaboration Committee meetings shall be prepared by a BLS or an Alexza member of the Collaboration Committee on an alternating basis. The draft minutes shall be sent to all members of the Collaboration Committee for comment promptly after each such meeting (but in no event more than [ * ] ([ * ]) days after each such meeting). All actions noted in the minutes shall be reviewed and approved at subsequent meetings of the Collaboration Committee; provided that if the Parties cannot agree as to the content of the minutes by the time the Collaboration Committee next meets, such minutes shall be finalized to reflect any areas of disagreement.
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     3.5 Expenses. Each Party shall bear its own costs, including expenses incurred by the members nominated by it in connection with their activities as members of the Collaboration Committee.
     3.6 Subcommittees. From time to time, the Collaboration Committee may establish subcommittees to oversee particular projects or activities within the scope of authority of the Collaboration Committee, as it deems necessary or advisable. Each subcommittee shall consist of such number of representatives of each Party as the Collaboration Committee determines is appropriate from time to time and shall meet with such frequency as the Collaboration Committee shall determine. No later than [ * ] prior to the anticipated First Commercial Sale of the Product in the Territory, the Collaboration Committee shall establish a Launch Subcommittee, which shall meet regularly (at least once per [ * ]) to exchange information and coordinate pre-launch activities.
     3.7 Discontinuation of Participation. The Collaboration Committee (and any subcommittee established under Section 3.6) shall continue to exist until the first to occur of: (a) the Parties mutually agreeing to disband the committee; or (b) Alexza providing to BLS written notice of its intention to disband and no longer participate in such committee. Once Alexza has provided such written notice, such committee shall have no further obligations under this Agreement and BLS shall have the right to solely decide, without consultation with Alexza, any matters related to the Product for use in the Field in the Territory.
ARTICLE 4
DEVELOPMENT AND REGULATORY ACTIVITIES
     4.1 Development Plans. The Parties have agreed to the Initial Indication Development Plan (including a Budget contained therein) for the Initial Indication. The Collaboration Committee shall review and consider the Development Plans and any changes to the Development Plans on an ongoing basis, and in no event less frequently than once [ * ]. All material changes to the Development Plans shall be agreed to by the Parties in writing.
     4.2 Development Responsibilities.
          (a) Responsibilities for Obtaining NDA Approval for Initial Indication. Alexza shall continue to be responsible for conducting and funding all development and regulatory activities (including making regulatory filings and paying fees for regulatory filings) associated with obtaining the approval by the FDA of the NDA for the Product for the Initial Indication that has been filed by Alexza prior to the Effective Date (the “Existing NDA”). Upon approval by the FDA of such NDA, Alexza shall be responsible for conducting and funding any Phase IV Commitments that arise from and solely relate to the approval of the Product for the Initial Indication, and [ * ] shall be responsible for conducting and funding any Post-Marketing Studies that arise from and solely relate to the approval of the Product for the Initial Indication; provided that, if the aggregate amount of the Expenses that [ * ] is so responsible for with respect
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

to any and all Post-Marketing Studies is expected to exceed $[ * ], then the Parties shall refer the matter to the Senior Executives of the Parties who shall negotiate in good faith how to proceed in light of such expected excess amount.
          (b) Responsibilities for Enabling Out-patient Use of the Product in the Initial Indication. In addition, Alexza shall be responsible for conducting and funding any and all development activities and regulatory activities (with [ * ] paying regulatory filing fees to the applicable Regulatory Authority and such regulatory filings being made under [ * ] name) as required by the FDA for the approval of any sNDA or NDA for the out-patient use of the Product in the Initial Indication in the event such approval is required by the FDA prior to the sale of the Product for the out-patient use of the Product in the Initial Indication; provided that the aggregate amount of the Expenses that Alexza is so responsible for under this Section 4.2(b), together with the amount of the Phase IV Commitments that Alexza is responsible for under Section 4.2(a), shall in no event exceed $[ * ]. Upon approval by the FDA of such sNDA or NDA, as the case may be, with respect to the Product for its use on an out-patient basis in the Initial Indication, BLS shall be responsible for conducting and funding any Phase IV Commitments and/or Post-Marketing Studies with respect to such out-patient use; provided that, if the aggregate amount of the Expenses that BLS is so responsible for with respect to out-patient use in the Initial Indications is expected to exceed $[ * ], then the Parties shall refer the matter to the Senior Executives who shall negotiate in good faith how to proceed in light of such expected excess amount.
          (c) Additional Development Activities for Initial Indication. In the event that the FDA does not approve the Existing NDA for the Product for the treatment of the Initial Indication (by issuing a non-approvable letter or an approvable letter which requires the Parties to conduct additional development and/or regulatory activities, or otherwise), then BLS shall have the option, which may be exercised by written notice to Alexza within [ * ] ([ * ]) days after such determination, to elect to do one of the following:
               (i) have additional development and/or regulatory activities conducted, as required to secure approval by the FDA of the Existing NDA for the Product for the treatment of the Initial Indication, which shall be conducted in accordance with the proposed amendment to the Initial Indication Development Plan, as proposed and presented by Alexza to the Collaboration Committee in good faith with the objective that such proposed activities shall be sufficient, in the reasonable judgment of the Parties, for securing approval by the FDA of the Existing NDA, and such activities (including fees for additional regulatory filings) shall be funded by [ * ], provided that [ * ]’s funding obligation for Expenses for such additional development studies shall in any event not exceed $[ * ]; The amendment to the Initial Indication Development Plan shall also set forth the estimated timeline for completing such activities and for making additional Regulatory Filings for securing approval by the FDA of the Existing NDA.
               (ii) terminate this Agreement;
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

               (iii) terminate with respect to the Initial Indication under this Agreement; or
               (iv) proceed with other arrangements as agreed to by the Parties.
In the event that BLS elects to have additional development and/or regulatory activities conducted in accordance with Section 4.2(c)(i) or Section 4.2(c)(iv) above, (A) if the additional Regulatory Filings required for securing approval by the FDA of the Existing NDA are not made within the timeline set forth in the amendment to the Initial Indication Development Plan or (B) if the FDA does not approve the Existing NDA for the Product for the treatment of the Initial Indication within [ * ] ([ * ]) months after the additional Regulatory Filings are made (by issuing a non-approvable letter or an approvable letter which requires the Parties to conduct additional development and/or regulatory activities, or otherwise), then BLS shall have the option, which may be exercised by written notice to Alexza within [ * ] ([ * ]) days after such determination, to elect one of the options set forth in (ii), (iii) or (iv) above.
          (d) Responsibilities for Additional Indication. If BLS elects to pursue one or more other Indication(s) in the Field (each, an “Additional Indication”), it shall notify the Collaboration Committee of its decision, and the Collaboration Committee shall discuss which additional non-clinical and clinical studies are required by the FDA to secure approval by the FDA of an NDA for the Product in the U.S. for such other Indication(s). Such additional development studies shall be conducted in accordance with an Additional Indication Development Plan prepared by BLS and presented to and discussed by the Collaboration Committee. [ * ] shall be responsible for funding and conducting all (i) [ * ] studies to support the use of the Product for treating Additional Indication other than schizophrenia or bipolar disorder and (ii) new [ * ] development, new [ * ] technology and/or study supplies for developing the Product for such Additional Indication; provided that the aggregate amount of costs and expenses (including [ * ] internal FTE costs calculated at the FTE Rate) for which [ * ] is responsible shall not exceed $[ * ]. [ * ] shall be responsible for funding and conducting all other activities under such Additional Indication Development Plan except those for which [ * ] is responsible.
     4.3 Conduct of Development Activities.
          (a) Compliance with Development Plan and Applicable Laws. All development and regulatory activities for obtaining Marketing Approval of Product in the Field in the United States shall be conducted by and on behalf of the Parties in accordance with the Development Plans and the other provisions of this Agreement. Each Party shall conduct the development activities for which it is the responsible Party (the “Responsible Party”) under the Development Plans in accordance with the Development Plans (including the applicable Budgets contained therein) and this Agreement. Each Party shall conduct those activities for which it is the Responsible Party under the Development Plans in compliance in all material respects with all Applicable Laws and in accordance with GLP and GCP (when applicable) under the Applicable Laws of the country in which such activities are conducted.
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

          (b) Diligence. The Responsible Party shall use Commercially Reasonable Efforts to conduct and complete the studies and activities assigned to it in the Development Plans in order to achieve the goals of the Development Plans in accordance with the timelines specified therein. Without limiting the foregoing, each Party shall proceed diligently and in a timely manner with respect to the studies and activities for which it is the Responsible Party under the applicable Development Plan by using its good faith efforts to allocate sufficient time, effort, equipment and facilities to such development activities and to use personnel with sufficient skills and experience as are required to accomplish such studies and activities in accordance with the Development Plans and the terms of this Agreement.
          (c) Information Regarding Development Activities. Each Party shall maintain records, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall fully and properly reflect all work done and results achieved by or on behalf of such Party in the performance of its development activities under this Agreement. Each Party shall keep the Collaboration Committee appropriately informed of the status of clinical and preclinical studies and other activities with respect to Product in the Field conducted under the Development Plans. Upon request by the Collaboration Committee, without limiting the foregoing, each Party shall promptly provide the Collaboration Committee with summaries of data and results and, if requested by the Collaboration Committee, all supporting data and results generated or obtained in the course of such Party’s performance of studies and activities under the Development Plans. Upon reasonable prior written notice, each Party shall have the right to inspect records and notebooks reflecting the work done and results achieved by or on behalf of the other Party or its Affiliates in the performance of its development activities with respect to the Device and Product in the Field pursuant to the Development Plans.
     4.4 Regulatory Responsibilities for Initial Indication
          (a) Responsibilities for Filing and Securing NDA in the U.S. Alexza shall be responsible for filing and securing the approval by the FDA of the Existing NDA for the Product in the U.S. for the treatment of the Initial Indication at Alexza’s expense; provided that once the NDA has been transferred to BLS pursuant to Section 4.4(b) below, BLS, as the holder of the NDA, shall take all actions necessary or appropriate to facilitate the maintenance of such NDAs and will be responsible for all related communication with the FDA at [ * ] expense.
          (b) Transfer of NDA. In the event that Alexza obtains the approval of the Existing NDA for the Product for the treatment of the Initial Indication as described in Section 4.4(a) above, then within [ * ] ([ * ]) days after Alexza obtains such approval by the FDA of such NDA, Alexza shall transfer to BLS, [ * ], the approval of the NDA to enable BLS to commercialize the Product in the Field in the Territory and to manage any additional development of the Product in the Territory in connection with the treatment of the Initial Indication.
          (c) Responsibility for Filing and Securing sNDA in the U.S. Alexza shall be responsible for conducting and funding any and all regulatory activities required for filing
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

sNDA or NDA and securing the approval of such sNDA or NDA by the FDA to enable the out-patient use of the Product in the Initial Indication to the extent such an sNDA or NDA approval is required for the commercialization of the Product in the out-patient setting; provided that such regulatory filings shall be made in BLS’ name and [ * ] shall be responsible for paying the filing fees to the applicable Regulatory Authority. BLS shall assist Alexza with the filing of such sNDA or NDA. At BLS’ request, Alexza shall assist BLS with its communication with the Regulatory Authority.
          (d) Marketing Approval for Canada. BLS may, at its sole discretion, obtain Marketing Approval and pricing and/or reimbursement approval in Canada for the Product for the treatment of the Initial Indication and shall be responsible for, and shall bear all costs associated with, obtaining all such approvals for Canada for the Product for the treatment of the Initial Indication. Alexza shall use Commercially Reasonable Efforts to assist BLS in respect of any regulatory requirements in Canada relating to the Product for the treatment of the Initial Indication.
     4.5 Regulatory Responsibilities for Additional Indication
          (a) Marketing Approvals for the U.S. If BLS elects to pursue one or more Additional Indication, then BLS shall be responsible for filing and securing the approval of the NDA by the FDA for the Product in the U.S. for such Additional Indication(s) in accordance with a Development Plan prepared by BLS and presented to the Collaboration Committee. BLS shall bear all costs associated with such regulatory activities. For clarity, Alexza shall be responsible for funding and conducting certain development activities in accordance with Section 4.2(d).
          (b) Marketing Approvals for Canada. If BLS elects to pursue any Additional Indication, then BLS may, at its sole discretion, obtain Marketing Approval for Canada for the Product for the Additional Indication and shall be responsible for, and shall bear all costs associated with, obtaining all such Marketing Approvals for Canada for the Product for any such Indication. Alexza shall use Commercially Reasonable Efforts to assist BLS in respect of any regulatory requirements in Canada relating to the Product for the Additional Indication.
     4.6 Regulatory Activities.
          (a) Conduct of Regulatory Activities. Each Party shall conduct all of those regulatory activities for which it is the Responsible Party as set forth in Section 4.4 or Section 4.5, as the case may be and shall fund all regulatory activities for obtaining Marketing Approval in the Territory in accordance with Section 4.5 above. Each Party shall conduct such regulatory activities for which it is the Responsible Party in compliance with this Agreement and in accordance with the Development Plan (including the Budget set forth therein) and shall use Commercially Reasonable Efforts to obtain Marketing Approval in the Field in the Territory. Alexza may not conduct any development (including regulatory) activities with respect to any Product in the Field in the Territory without BLS’ prior written consent, except pursuant to a
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Development Plan. Upon request by the Responsible Party, the other Party shall provide reasonable assistance to the Responsible Party in relation to the performance by the Responsible Party of such regulatory activities under this Agreement.
          (b) Regulatory Communications. During the period that a Party is the Responsible Party for regulatory activities with respect to Product for the Initial Indication in the United States, such Responsible Party shall timely inform the other Party of all of its scheduled meetings with the FDA, invite such other Party to attend in such meetings as observers, and, if such other Party elects not to attend such meetings, provide such other Party with summaries of its meeting with the FDA promptly after each meeting. In addition, each Party shall promptly provide the other Party with copies of all written communications and summary of material oral discussions with the Regulatory Authority with respect to the Product in the Field in the Territory. In addition to the information required to be provided to the other Party in other provisions of this Agreement, BLS shall timely provide Alexza with summaries of its material communications and correspondence with the Regulatory Authorities in the Territory with respect to safety and manufacturing issues with respect to Device or Product for use in the Field in the Territory and Alexza shall timely provide BLS with summaries of its material communications and correspondence with the Regulatory Authorities with respect to safety and manufacturing issues with respect to the Device or Product for use outside the Field in the Territory or for use outside the Territory.
          (c) Alexza’s Right to Reference or Access NDA or sNDA. Alexza and its Affiliates shall have the right to access and reference to BLS’ NDA and sNDA for the Product (including data included or referenced therein) in connection with any Marketing Approvals it may seek for its own Product for use outside the Field in the Territory or for any use outside of the Territory. Alexza’s other licensees shall have the right to reference to BLS’ NDA and sNDA for the Product in connection with any Marketing Approvals they may seek for their own Product for use outside the Field in the Territory or for any use outside the Territory.
          (d) BLS’ Right of Reference. BLS and its Affiliates, Distributors and Sublicensees shall have the right to access and reference to all Regulatory Filings (including data included or referenced therein) Controlled by Alexza or its Affiliates and the right to reference to all Regulatory Filings (including data included or reference therein) Controlled by Alexza’s other licensees to the extent permitted under the agreement between Alexza and such other licensees, in each case, with respect to Product (x) for use outside the Field in the Territory and (y) for use outside the Territory, in each case, solely in connection with any Marketing Approval BLS or its Affiliates, Distributors or Sublicensees may seek to obtain with respect to Product in the Field in the Territory.
          (e) Pharmacovigilance. Prior to Alexza’s entering into a collaboration with a Third Party partner for the development and/or commercialization of the Product outside the Territory or outside of the Field, [ * ] shall be responsible, at its own expense, for maintaining the global safety database for the Product. After Alexza’s entering into such collaboration, Alexza, BLS and such Third Party partner shall discuss in good faith and agree upon the party
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

responsible for the subsequent maintenance of such global safety database for the Product and the allocation of costs for such maintenance between [ * ] and such Third Party partner in connection therewith. At all times, the Party (and, if applicable, Alexza’s Third Party partner) not responsible for such maintenance shall promptly provide to the Party responsible for such maintenance all safety information coming into the possession of such Party that is necessary or useful for maintaining the global safety database for the Product. Each Party shall cooperate, and shall cause its Affiliates, licensees, Distributors and Sublicensees to cooperate, in implementing a pharmacovigilance mutual alert process with respect to the Product to comply with all applicable legal obligations of Regulatory Authorities. The Parties shall enter into a pharmacovigilance agreement on terms no less stringent than those required by ICH guidelines, including (i) providing detailed procedures regarding the maintenance of core safety information and the exchange of safety data relating to the Product worldwide within appropriate timeframes and in an appropriate format to enable each party to meet both expedited and periodic regulatory reporting requirements; and (ii) ensuring compliance with the reporting requirements of all applicable Regulatory Authorities on a worldwide basis for the reporting of safety data in accordance with standards stipulated in the ICH guidelines, and all applicable regulatory and legal requirements regarding the management of safety data.
     4.7 Clinical Manufacturing and Supply. Alexza will manufacture and supply the Product for use by the Parties in connection with the development of the Product in the Field in the Territory for clinical development as set forth in the Supply Agreement. Alexza shall perform such manufacture and supply at its own expense with respect to the Product used in the studies for which Alexza is the Responsible Party pursuant to Section 4.2. BLS shall [ * ] Alexza [ * ] (as defined in the Supply Agreement) for the Product used in the studies for which BLS is the Responsible Party pursuant to Section 4.2.
     4.8 Expenses Report and Audit Right. In order to demonstrate the aggregate amount of Expenses for which it is responsible pursuant to Section 4.2(a), Section 4.2(b), Section 4.2(c)(i) or Section 4.2(d) has reached the applicable maximum amount of funding obligation set forth therein, a Party shall provide to the other Party a written report of all Expenses which it has paid or committed to pay, together with documented supporting evidence. The other Party shall have the right to cause an independent, certified public accounting firm reasonably acceptable to the other Party to audit the other Party’s records relating to Expenses to confirm the amount of the Expenses reflected in such report. The auditing Party shall bear the full cost of such audit unless such audit discloses an over-reporting by the audited Party of more than [ * ] percent ([ * ]%) of the amount of Expenses, in which case, the audited Party shall bear the full cost of such audit.
     4.9 Alexza’s Development Efforts Outside the Territory or Outside the Field. Alexza agrees and acknowledges that it is in the Parties’ mutual interests to keep BLS reasonably informed as to the efforts of Alexza or Alexza’s licensees or collaborators in developing any Product for use (i) outside the Territory or (ii) outside the Field in the Territory, in each case subject to Alexza’s obligations with its Third Party partner(s). Each Party shall provide through the Collaboration Committee, and shall use Commercially Reasonable Efforts to cause its
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

licensees and collaborators to provide, regular summaries of development activities, including Regulatory Filings and summary results of all preclinical studies and clinical trials prepared according to applicable national and international (e.g., ICH, GCP, GLP, and GMP) guidelines, in each case, with respect to any Product being developed by such Party or its licensees and collaborators; provided that if Alexza’s licensees and collaborators provide such regular summaries to BLS, BLS agrees to provide such regular summaries to Alexza’s licensees and collaborators with respect to any Product being developed by Alexza for use outside of the Field or outside of the Territory. In addition, Alexza shall use Commercially Reasonable Efforts not to conduct and shall use its Commercially Reasonable Efforts to require its licensees not to conduct any clinical studies with respect to the Product that would [ * ] that would have an adverse impact on the Product as it is being developed or commercialized by BLS, its Affiliates, Distributors or Sublicensees pursuant to this Agreement. BLS shall use Commercially Reasonable Efforts not to conduct any clinical studies with respect to the Product that would [ * ] that would have an adverse impact on the Product as it is being developed or commercialized by Alexza, its Affiliates, Distributors or Sublicensees outside of the Field or outside of the Territory. If a Party believes that activities that would [ * ] that would have an adverse impact on the Product as it is being developed or commercialized by such Party, the potentially aggrieved Party shall notify the other Party and the Parties shall discuss in good faith any actions that should be undertaken by the notified Party to limit or otherwise terminate such clinical studies.
ARTICLE 5
COMMERCIALIZATION AND PROMOTION; MANUFACTURE AND SUPPLY
     5.1 Commercialization of Product.
          (a) BLS’ Commercialization Rights. BLS shall have the exclusive right to and shall use Commercially Reasonable Efforts to: (i) establish the strategy for the commercialization of the Product in the Field in the Territory (the “Commercial Strategy”) and (ii) commercialize the Product in the Field in the Territory. It is anticipated that BLS will enter into distribution and supply agreement(s) with its Affiliate(s) or Third Party(ies) for the commercialization of the Product in the Field in the Territory. BLS shall commercialize or cause to be commercialized at least one Product in the Field in each jurisdiction in the Territory where it has received a Marketing Approval to do so. BLS and its Sublicensees and Distributors shall have the right to set the terms of sales for the Product in the Field and book all such sales in the Territory.
          (b) Commercialization Coordination. Within [ * ] ([ * ]) months of the Effective Date, BLS shall prepare and submit to the Collaboration Committee for review and discussion a commercialization plan setting forth the goals, Commercialization Strategies and plans for the prelaunch activities, launch and subsequent commercialization of the Product in the Field in the Territory and the level of anticipated sales force and promotion efforts dedicated to the Product, together with the budget in connection therewith (the “Commercialization Plan”). BLS shall use or cause to be used Commercially Reasonable Efforts to conduct the
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

commercialization activities in accordance with such Commercialization Plan, which may be amended and updated by BLS from time to time. BLS shall consult with and provide regular updates to Alexza through the Collaboration Committee regarding the Commercial Strategy and shall discuss coordination of commercial activities in the Field in the Territory with activities in the rest of the world. The Parties have jointly developed a transition plan (the “Pre-Commercialization Transition Plan”) for transferring to BLS or its Sublicensees or Distributors ongoing Alexza prelaunch activities (as set forth in such transition plan) with respect to the Product. The start of the hand-off shall begin on [ * ], after which date the costs and expenses of such prelaunch activities shall be the responsibility of BLS.
          (c) Manufacture and Supply. Alexza shall have the responsibility to manage the manufacture, packaging, labeling and supply of the Product to BLS for sale in the Territory for the Initial Indication as long as BLS has not terminated its obligations under this Agreement with respect to the Initial Indication pursuant to Section 4.2(c)(iii), and any Additional Indication if BLS has elected to pursue such Additional Indication pursuant to Section 4.2(d), in each case as set forth in the supply agreement entered into contemporaneously with this Agreement (the “Supply Agreement”).
     5.2 Territory Compliance. Alexza and its Affiliates and licensees (i) shall not, directly or indirectly, commercialize any Product in the Field in the Territory, and (ii) shall promptly cease selling or distributing any Product to any Third Party, or otherwise assisting any Third Party, who is commercializing or attempting to commercialize or distribute any Product in the Field in the Territory. BLS and its Affiliates, Distributors and Sublicensees (i) shall not, directly or indirectly, commercialize any Product outside the Field in the Territory or for any use outside the Territory, and (ii) shall promptly cease selling or distributing any Product to any Third Party, or otherwise assisting any Third Party, who is commercializing or attempting to commercialize or distribute any Product outside the Field in the Territory or for any use outside the Territory.
     5.3 Compliance with Applicable Laws. BLS shall comply with all Applicable Laws in performing its duties and obligations under this Agreement and with respect to its use, sale and disposition of the Product after purchase.
ARTICLE 6
PAYMENTS
     6.1 Initial Payment. In consideration for the licenses and rights granted to BLS hereunder, BLS shall pay to Alexza a payment in the amount of US$40,000,000 by wire transfer of immediately available funds into an account designated by Alexza within [ * ] Business Days after the Effective Date.
     6.2 Milestone Payments. In further consideration for the licenses and rights granted to BLS hereunder, BLS shall pay to Alexza the milestone payments set out below following the
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

first achievement of the corresponding milestone. A Party shall notify the other Party in writing within [ * ] ([ * ]) days after the achievement of each milestone event, and Alexza shall invoice BLS at the time of or following such notice for the applicable milestone payment. BLS shall pay to Alexza the amounts set forth below within [ * ] ([ * ]) days after its receipt of Alexza’s invoice.

Milestone Event		Milestone Payment
1.
(i) Completion of [ * ] of the [ * ] consisting of the following: (a) [ * ] and [ * ] per [ * ] and (b) [ * ] consisting of a [ * ] at [ * ] of [ * ] and (ii) provision of [ * ] by [ * ] to [ * ] that the [ * ] is completed (the “[ * ] Milestone”).]
US$[ * ]

2.	Subject to [ * ], [ * ] of the [ * ] for the Product [ * ].	US$[ * ]

3.	[ * ] of the Product in the [ * ].	US$[ * ]

4.	[ * ] of the Product in the [ * ], [ * ] of the Product [ * ] if [ * ].*	US$[ * ]

*	If [ * ] for [ * ], this milestone shall be payable upon the [ * ] of the Product [ * ] in the [ * ].
Any milestone payment payable by BLS pursuant to this Section 6.2 shall be made no more than once with respect to the achievement of each such milestone event. For clarity, if development of a Product is discontinued and a replacement Product is developed, then milestone payments shall be due only for any milestone events achieved by the replacement Product for which milestone payment had not been paid by BLS with respect to the discontinued Product.
     6.3 Royalty Payments.
          (a) Royalty Rate. Subject to Sections 6.3(b), 6.3(c) and 6.3(d) and other terms and conditions of this Agreement, in further consideration for the licenses and rights granted to BLS under this Agreement, on a Product-by-Product basis, BLS shall pay to Alexza royalties on a quarterly basis at the applicable royalty rate set forth below with the royalty based on aggregate annual Net Sales of such Product in the Territory:

Aggregate Annual Net Sales of A Product in the Territory	Royalty Rate
For the portion of aggregate annual Net Sales of less than or equal to US$[ * ]	10%

For any portion of aggregate annual Net Sales greater than US$[ * ] and less than or equal to US$[ * ]	[ * ]%

For any portion of aggregate annual Net Sales greater than US$[ * ] and less than or equal to US$[ * ]	[ * ]%

For any portion of aggregate annual Net Sales greater than US$[ * ]	25%
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

          (b) Third Party Licenses. If, during the Term, BLS determines that it is necessary to obtain a license from any Third Party to any Patent(s) in order to research, develop, import, use, manufacture, have manufactured, sell, have sold and offer for sale the Device or Product for use in the Field in the Territory, an amount equal to [ * ]% of any license fees, royalties, milestone payments and other payments paid to such Third Party under such license shall be deducted from royalties otherwise due to Alexza under this Agreement; provided in no event shall such deduction reduce the royalties otherwise payable to Alexza under this Agreement by more than an amount equal to [ * ]% in any Calendar Quarter; provided that [ * ].
          (c) Generic Competition. If the total amount of gross sales of the Product by BLS, its Affiliates, Distributors and Sublicensees decreases as a result of the launch of a Generic Product in the Territory, the royalty rate applicable to the Net Sales of a Product set forth in Section 6.3(a) shall be adjusted as follows (i) reduced by [ * ]% (to [ * ]%, [ * ]%, [ * ]% and [ * ]% respectively) upon the reduction of the total amount of gross sales in [ * ] by BLS, its Affiliates, Distributors and Sublicensees by greater than [ * ]% (but less than or equal to [ * ]%), compared with the Baseline Gross Sales by BLS, its Affiliates, Distributors and Sublicensees of such Product and (ii) reduced by [ * ]% (to [ * ]%, [ * ]%, [ * ]% and [ * ]% respectively) upon the reduction of the total amount of gross sales for [ * ] by BLS, its Affiliates, Distributors and Sublicensees by greater than [ * ]%, compared with the Baseline Gross Sales by BLS, its Affiliates, Distributors and Sublicensees of such Product. For the purposes of this Section 6.3(c), the amount of gross sales of such Product shall be ascertained by reputable published marketing data (e.g. by reference to sales data collected by IMS) or as otherwise mutually agreed. The term “Baseline Gross Sales” shall mean the average amount of total [ * ] gross sales by BLS, its Affiliates, Distributors and Sublicensees for the [ * ] immediately prior to the launch of the first Generic Product in the Territory. The term “Generic Product” refers to a pharmaceutical product containing Loxapine [ * ], which has obtained Marketing Approval for the same Indication as a Product and has substantially the same [ * ] (i.e. [ * ] of [ * ] and [ * ]) and is marketed by an entity other than BLS, its Affiliates, Distributors or Sublicensees in the Field.
          (d) Royalty Term. On a country-by-country basis and Product-by-Product basis, BLS’ obligation to make royalty payments pursuant to this Section 6.3 will commence upon the First Commercial Sale of a Product in a country in the Territory and shall continue until the later of (i) expiration of the [ * ] of such Product in the Field in such country, and (ii) [ * ] years after the First Commercial Sale of such Product in such country (the “Royalty Term”); provided that if during any remaining Royalty Term, only the Joint Patents contain a Valid Claim that covers the make, use, sale, offer for sale or importation of a Product in the Field in a country, then the royalty rates set forth in Section 6.3(a) shall be reduced by [ * ] percent ([ * ]%) with respect to such Product in such country for such remaining Royalty Term. The Product shall be royalty-free under this Agreement after the expiration of the Royalty Term
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     6.4 Royalty Reports; One Royalty. During the term of this Agreement following the First Commercial Sale of a Product, BLS shall furnish to Alexza a quarterly written report (“Royalty Report”) for the calendar quarter showing the Net Sales of all units of the Product subject to royalty payments sold by BLS and its Affiliates, Sublicensees and Distributors on a country by country basis in the Territory during the reporting period and the royalties payable under this Agreement. Royalty Reports shall be due on the [ * ] ([ * ]) day following the close of each calendar quarter. Royalties shown to have accrued by each Royalty Report shall be due and payable on the date such Royalty Report is due. BLS shall keep complete and accurate records in sufficient detail to enable the royalties payable hereunder to be determined. Only one royalty shall be due by BLS to Alexza with respect to the sale of the same unit of the Product.
     6.5 Obligations under Existing Third Party Agreements. Alexza shall be solely responsible for any and all payments, fees or other costs payable under its agreements with Third Parties existing as of the Effective Date or in connection with the manufacture and supply of the Product, Device or components thereof.
     6.6 Commercialization [ * ].
          (a) Commercialization [ * ]. If on the date that is [ * ] years from the payment date of the [ * ] Milestone the Cumulative [ * ] Amount is less than $5 million, Alexza shall pay BLS on such [ * ] anniversary date in immediately available funds the amount of shortfall (the “Commercialization [ * ]”). Once the Cumulative [ * ] Amount reaches $5 million, Alexza shall no longer be obligated to pay any Commercialization [ * ]. Notwithstanding the foregoing, if the [ * ] does not [ * ] for the [ * ] for the [ * ] of the [ * ] by [ * ] a [ * ], or if the [ * ] which requires the [ * ] or [ * ] and [ * ] set forth in [ * ] or [ * ], the Commercialization [ * ] shall be calculated and paid in [ * ] equal installments by [ * ]. The first such installment shall be paid within [ * ] ([ * ]) days following [ * ] by [ * ] under either [ * ] or [ * ], with the remaining [ * ] installments being paid within [ * ] after the date of [ * ] of such [ * ].
          (b) Cumulative [ * ] Amount. The “Cumulative [ * ] Amount” shall be calculated by adding the sum of the [ * ] Amount for each of the [ * ] periods following the payment date of the [ * ] Milestone. The [ * ] Amount for each applicable [ * ] period shall be computed at the rate of $[ * ] for every [ * ] in the applicable [ * ] period [ * ], where such amount for any [ * ] period shall not exceed $[ * ].
     6.7 Authorized Generics. In the event that a Generic Product is reasonably expected to be launched in the Territory and BLS decides to launch an Authorized Generic of the Product, the Parties shall negotiate in good faith appropriate adjustments to this Agreement and the Supply Agreement as may be necessary to allow such launch of an Authorized Generic. BLS shall not launch an Authorized Generic of the Product if the Parties cannot reach an agreement notwithstanding their good faith efforts. Without the prior written consent of Alexza, BLS shall not launch an Authorized Generic of the Product earlier than [ * ] ([ * ]) Business Days prior to the anticipated First Commercial Sale of a Third Party Generic Product of the Product. BLS may
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

use any Trademark for its Authorized Generics and Section 9.9 shall not apply with respect to BLS’ Authorized Generics.
ARTICLE 7
PAYMENTS, BOOKS AND RECORDS
     7.1 Payment Method. All payments to Alexza under this Agreement shall be made by bank wire transfer in immediately available funds to an account in the name of Alexza designated in writing by Alexza. Payments hereunder shall be considered to be made as of the day on which they are received by Alexza’s designated bank.
     7.2 Payment Currency; Currency Conversion.
          (a) United States Dollars. Unless otherwise expressly stated in this Agreement, all amounts specified to be payable under this Agreement are in United States Dollars and shall be paid in United States Dollars.
          (b) Currency Conversion. Net Sales in Canada invoiced in currency other than United States Dollars, shall be converted to United States Dollars using an exchange rate equal to the average of the exchange rates for converting Canadian Dollars into U.S. Dollars, as published on the European Central Bank website, during the Calendar Quarter for which a payment is due.
     7.3 Taxes. A Party receiving a payment shall pay any and all taxes levied on such payment. If the fiscal or taxing authorities of any relevant jurisdiction assert that amounts are required to be withheld from the payments due to a Party hereunder, or the tax laws in one or more jurisdictions have changed so as to explicitly require such treatment, the Party made aware of such assertion or change in law shall inform the other Party within [ * ] ([ * ]) days and shall consult with the other Party regarding the consequences of such assertion or change. If Applicable Laws require that taxes be deducted and withheld from a payment, the remitting Party shall (i) deduct those taxes from the payment, (ii) pay the taxes to the proper taxing authority, (iii) send evidence of the obligation together with proof of payment to the other Party within [ * ] ([ * ]) days following that payment and (iv) provide such assistance as the other Party may reasonably require in obtaining any refund of such amounts to which the other Party may be entitled, to the extent that such assistance does not cause the remitting Party to incur any liability in respect of the taxes asserted to be due.
     7.4 Records. BLS shall keep, and require its Affiliates and Sublicensees to keep, complete, true and accurate books of accounts and records for the purpose of determining the amounts payable to Alexza pursuant to this Agreement. Such books and records shall be kept for such period of time required by law, but no less than at least [ * ] years following the end of the Calendar Quarter to which they pertain. Such records shall be subject to inspection in accordance with Section 7.5.
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     7.5 Audits. Upon not less than [ * ] ([ * ]) days’ prior written notice, BLS shall permit an independent, certified public accountant selected by Alexza and reasonably acceptable to BLS, which acceptance will not be unreasonably withheld or delayed (for the purposes of this Section 7.5, the “Auditor”), to audit or inspect those books or records of BLS, its Affiliates and Sublicensees that relate to Net Sales and Royalty Reports for the sole purpose of verifying (a) the royalties payable hereunder in respect of Net Sales, (b) the withholding taxes, if any, required by Applicable Law to be deducted as a payment by BLS in respect of such Net Sales and (c) the exchange rates used in determining the amount of United States dollars. The Auditor shall disclose to Alexza only the amount and accuracy of payments reported and actually paid or otherwise payable under this Agreement. The Auditor shall send a copy of the report to BLS at the same time it is sent to Alexza. Such inspections may be made no more than once each [ * ] and during normal business hours. Such records for any particular Calendar Quarter shall be [ * ]. Inspections conducted under this Section 7.5, shall be at the expense of Alexza, unless a variation or error producing an underpayment in amounts payable exceeding an amount equal to [ * ]% of the amount paid for a period covered by the inspection is established, in which case all reasonable costs relating to the inspection for such period and any unpaid amounts that are discovered shall be paid by BLS. Alexza shall endeavor in such inspection not to disrupt the normal business activities of BLS, or its Affiliates or Sublicensees. Promptly after receiving the audit report, if BLS is found to have underpaid Alexza, BLS shall submit to Alexza such underpayment discovered in such audit and if BLS is found to have overpaid Alexza, BLS shall have the right to offset such overpayment discovered in such audit.
     7.6 Financial Reporting and Auditing Cooperation. In the event that BLS and/or any of its Affiliates determine, based on its analysis and subsequent discussions with their auditors, that BLS or any one of its Affiliate is required to consolidate Alexza under GAAP, Alexza shall, for so long as BLS or its Affiliate is required to so consolidate, (a) provide to BLS and its Affiliate all financial information that BLS determines is necessary in order for BLS to prepare such consolidated financial statements, in each case within a time period sufficient to permit BLS and its Affiliate to consolidate the financial results and (b) collaborate in good faith with BLS and its Affiliate to provide information as reasonably necessary (including by permitting BLS to use or disclose to its lenders Alexza’s financial information and financial statements under appropriate confidentiality agreements) to enable BLS and its Affiliate to determine their compliance with any other covenants under their credit agreements with their lenders and to comply with any other covenants under such credit agreements if such covenants become applicable to Alexza as a result of such consolidation requirement, provided that in no event shall any such other accommodation restrict Alexza’s ability to conduct its operations in the normal course of business and provided further that BLS shall engage in good faith negotiations with its lenders to exempt and waive compliance with such requirement.
     7.7 Late Payment. Any undisputed amounts not paid within [ * ] ([ * ]) days after the date due under this Agreement shall be subject to interest from the foregoing date through and including the date upon which payment is received, calculated at the interest rate equal to [ * ] percentage points ([ * ]%) over the “bank prime loan” rate, which shall be the average rate published in the Federal Reserve Bulletin H.15 or successor thereto during the Calendar Quarter
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

immediately prior to the date on which such payment is due, calculated daily on the basis of a 365-day year, or, if lower, the highest rate permitted under applicable law.
     7.8 Right to Offset. Each Party hereby acknowledges and agrees that the other Party shall be entitled to offset, in part or in full, from time to time, any and all amounts owed to such Party under this Agreement, against any and all amounts due and unpaid by the other Party under this Agreement, unless such amounts are subject to an unresolved good faith payment dispute.
ARTICLE 8
CONFIDENTIALITY
     8.1 Confidential Information. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, the Parties agree that the receiving Party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any confidential or proprietary information and materials, patentable or otherwise, in any form (written, oral, photographic, electronic, visual or otherwise) which is disclosed to it by the other Party (the “Disclosing Party”) including, but not limited to, all information concerning the Device and/or Product, information disclosed by one Party to the other pursuant to the Confidentiality Agreement and any other technical or business information of whatever nature (collectively, “Confidential Information”).
     8.2 Exceptions. Notwithstanding Section 8.1 above, the obligations of confidentiality and non-use shall not apply to Confidential Information that, in each case as demonstrated by competent evidence:
          (a) was already known to the Receiving Party or any of its Affiliates, other than under an obligation of confidentiality, at the time of disclosure;
          (b) was generally available to the public or was otherwise part of the public domain at the time of its disclosure to the Receiving Party;
          (c) became generally available to the public or otherwise part of the public domain after its disclosure by the Disclosing Party and other than through any act or omission of the Receiving Party or any of its Affiliates in breach of this Agreement;
          (d) was subsequently lawfully disclosed to the Receiving Party or any of its Affiliates by a Person other than the Disclosing Party, and who, to the best knowledge of the Receiving Party, did not directly or indirectly receive such information directly or indirectly from the Disclosing Party under an obligation of confidence; or
          (e) was developed by the Receiving Party or its Affiliate without use of or reference to any proprietary information or materials disclosed by the Disclosing Party.
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     8.3 Permitted Disclosures. Notwithstanding the provisions of Section 8.1, each Party may disclose Confidential Information belonging to the other Party as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:
          (a) filing or prosecuting Patents as permitted by this Agreement;
          (b) prosecuting or defending litigation as permitted by this Agreement;
          (c) complying with applicable court orders or governmental regulations; and
          (d) disclosure to Third Parties in connection with due diligence or similar investigations by or on behalf of a Third Party in connection with a potential license to, distribution agreement with or collaboration with such Third Party (including entry into any such agreement), or a potential merger or acquisition by such Third Party, and disclosure to potential Third Party investors in confidential financing documents, provided, in each case, that any such Third Party agrees to be bound by similar terms of confidentiality and non-use at least as stringent as those set forth in this Article 8.
Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 8.3(b) or 8.3(c), it shall, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as such Party would use to protect its own confidential information, but in no event less than reasonable efforts; provided that any Confidential Information so disclosed shall still be subject to the restrictions on use set forth in this Article 8. In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder.
     8.4 Confidentiality of this Agreement and its Terms. Except as otherwise provided in this Article 8, each Party agrees not to disclose to any Third Party the existence of this Agreement or the terms of this Agreement without the prior written consent of the other Party hereto, except that each Party may disclose the terms of this Agreement that are not otherwise made public as contemplated by Section 8.5 and as permitted under Section 8.3.
     8.5 Public Announcements.
          (a) As soon as practicable following the Effective Date hereof, the Parties shall each issue a mutually agreed to press release announcing the existence of this Agreement substantially in the applicable form attached hereto as Exhibit 8.5(a) Except as required by law (including, without limitation, disclosure requirements of the U.S. Securities and Exchange Commission (“SEC”), the NASDAQ stock exchange or any other stock exchange on which securities issued by a Party or its Affiliates are traded), neither Party shall make any other public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other, which shall not be unreasonably withheld or delayed; provided that it shall not be unreasonable for a Party to withhold consent with respect to any public announcement
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

containing any of such Party’s Confidential Information. In the event of a required public announcement, to the extent practicable under the circumstances, the Party making such announcement shall provide the other Party with a copy of the proposed text of such announcement sufficiently in advance of the scheduled release to afford such other Party a reasonable opportunity to review and comment upon the proposed text.
          (b) The Parties shall coordinate in advance with each other in connection with the filing of this Agreement (including redaction of certain provisions of this Agreement) with the SEC, the NASDAQ stock exchange or any other stock exchange or governmental agency on which securities issued by a Party or its Affiliate are traded, and each Party shall use reasonable efforts to seek confidential treatment for the terms proposed to be redacted; provided that each Party shall ultimately retain control over what information to disclose to the SEC, the NASDAQ stock exchange or any other stock exchange or governmental agency, as the case may be, and provided further that the Parties shall use their reasonable efforts to file redacted versions with any governing bodies which are consistent with redacted versions previously filed with any other governing bodies. Other than such obligation, neither Party (nor its Affiliates) shall be obligated to consult with or obtain approval from the other Party with respect to any filings to the SEC, the NASDAQ stock exchange or any other stock exchange or governmental agency.
     8.6 Publication of the Product Information. Publication of any non-public scientific or technical information with respect to any Inventions or the Product shall be subject to prior review as follows: (a) at least [ * ] ([ * ]) days prior to submission of an original manuscript for publication, (b) at least [ * ] days prior to an abstract submission for poster or podium presentation, or (c) at least [ * ] days prior to an oral or poster presentation, as the case may be, each Party shall provide to the other Party a draft copy thereof for such other Party’s review (unless such Party is required by law to publish such information sooner, in which case such Party shall provide such draft copy to the other Party as much in advance of such publication as possible). The publishing Party shall consider in good faith any comments provided by the other Party during such time period. In addition, the publishing Party shall, at the other Party’s reasonable request, remove therefrom any Confidential Information of such other Party. This Section 8.6 shall not apply to those publications listed as “ongoing” in the Pre-Commercialization Transition Plan as well as abstracts accepted for presentation and their associated posters listed in the Pre-Commercialization Transition Plan. Publications listed as “planned” in the Pre-Commercialization Transition Plan as well as other future publications yet to be determined shall not be published without the prior approval of the other Party, which approval shall not be unreasonably withheld. The contribution of each Party shall be noted in all publications or presentations by acknowledgment or co-authorship, whichever is appropriate.
     8.7 Prior Non-Disclosure Agreements. As of the Effective Date, the terms of this Article 8 shall supersede any prior non-disclosure, secrecy or confidentiality agreement between the Parties (or their Affiliates) dealing with the subject of this Agreement, including without limitation the Confidentiality Agreement. Any information disclosed under such prior agreements shall be deemed disclosed under this Agreement.
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ARTICLE 9
PATENT PROSECUTION AND ENFORCEMENT
     9.1 Ownership of Intellectual Property.
          (a) Alexza Technology and BLS Technology. Alexza has, and shall retain all right, title and interest in and to, the Alexza Technology. BLS has, and shall retain all right, title and interest in and to, the BLS Technology.
          (b) Inventions. A Party shall have and retain all right, title and interest in all Inventions which are made, conceived, reduced to practice or generated solely by one or more employees or agents of such Party and or its Affiliates, licensees or sublicensees or other Persons acting under its authority in the course of or as a result of this Agreement. Inventorship shall be determined in accordance with the U.S. patent law. The Parties shall jointly own all right, title and interest in all Joint Inventions and Joint Patents resulting therefrom. Subject to the rights and licenses granted under this Agreement, each Party can use, and grant licenses to use, any Joint Invention and Joint Patent without the other Party’s consent and has no duty to account to the other Party for such use or license, and each Party hereby waives any right it may have under the laws of any country to require any such consent or accounting.
     9.2 Patent Prosecution and Maintenance.
          (a) Alexza Patents.
               (i) Initial Responsibility. Alexza shall be responsible for the preparation, filing, prosecution and maintenance of all Alexza Patents, [ * ]. Alexza shall keep BLS informed in a timely manner, but not less frequently than once per [ * ], of progress with regard to the preparation, filing, prosecution and maintenance of Alexza Patents in the Territory. Alexza shall consider and adopt in good faith the requests and suggestions of BLS with respect to strategies for filing and prosecuting Alexza Patents in the Territory.
               (ii) Option of BLS to Prosecute, Maintain and Enforce. In the event that Alexza desires to abandon or cease prosecution and/or maintenance of any Alexza Product Patent in the Territory, Alexza shall provide reasonable prior written notice to BLS of such intention to abandon (which notice shall, to the extent possible, be given no later than [ * ] calendar days prior to the next deadline for any action that must be taken with respect to any such Alexza Product Patent in the relevant patent office). In such case, at BLS’ sole discretion, upon written notice from BLS, BLS may elect to continue prosecution and/or maintenance of any such Alexza Product Patent [ * ], and Alexza shall execute such documents and perform such acts, [ * ], as may be reasonably necessary to effect an assignment of Alexza’s entire right, title, and interest in and to such Alexza Product Patents to BLS. Any such assignment shall be completed in a timely manner to allow BLS to continue prosecution and/or maintenance of any such Alexza Product Patent. Any Alexza Product Patents so assigned shall [ * ]. In addition, in the event that Alexza desires to abandon or cease prosecution and/or maintenance of any Alexza
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Background Patent in the Territory, Alexza shall provide reasonable prior written notice and explanation to BLS of such intention to abandon and shall consult with BLS about such abandonment.
          (b) BLS Patents.
               (i) Initial Responsibility. BLS shall be responsible for the preparation, filing, prosecution and maintenance of BLS Patents, [ * ]. BLS shall keep Alexza informed in a timely manner, but not less frequently than a [ * ] basis, of progress with regard to the preparation, filing, prosecution and maintenance of BLS Patents. BLS will consider in good faith the requests and suggestions of Alexza with respect to strategies for filing and prosecuting BLS Patents.
     (ii) Option of Alexza to Prosecute, Maintain and Enforce. In the event that BLS desires to abandon or cease prosecution and/or maintenance of any BLS Patent, BLS shall provide reasonable prior written notice to Alexza of such intention to abandon (which notice shall, to the extent possible, be given no later than [ * ] ([ * ]) calendar days prior to the next deadline for any action that must be taken with respect to such BLS Patent in the relevant patent office). In such case, at Alexza’s sole discretion, upon written notice from Alexza, Alexza may elect to continue prosecution and/or maintenance of any such BLS Patent [ * ], and BLS shall execute such documents and perform such acts, [ * ], as may be reasonably necessary to effect an assignment of BLS’ entire right, title, and interest in and to such BLS Patents to Alexza. Any such assignment shall be completed in a timely manner to allow Alexza to continue prosecution and/or maintenance of any such BLS Patent. Any BLS Patents so assigned shall [ * ] and shall [ * ].
          (c) Joint Patents.
               (i) Initial Responsibility. Alexza shall be responsible for the preparation, filing, prosecution and maintenance of Joint Patents worldwide, subject to the rest of this Section 9.2(c). Alexza shall be responsible for preparing, filing, prosecuting and maintaining all Joint Patents, using a patent counsel selected by Alexza and reasonably acceptable to BLS; provided that [ * ] the cost and expenses of the preparation, filing, prosecution and maintenance of Joint Patents, and [ * ].
               (ii) Cooperation. Alexza shall consult with BLS in preparing Joint Patent applications and shall consider and adopt in good faith BLS’ comments and suggestions prior to the filing of any Joint Patent application. Alexza shall keep BLS fully informed of progress with regard to the preparation, filing, prosecution and maintenance of the Joint Patents in and outside the Territory. Alexza shall:
                    (1) provide BLS with a copy of the final draft of any proposed application at least [ * ] ([ * ]) days prior to filing the same in any patent office worldwide, unless otherwise agreed by patent counsel for both parties, and Alexza shall consider in good faith any comments or revisions suggested by BLS or its counsel;
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

                    (2) promptly provide BLS with a copy of each patent application as filed, together with a notice of its filing date and serial number;
                    (3) provide BLS with a copy of any action, communication, letter, or other correspondence issued by the relevant patent office within at least [ * ] ([ * ]) days of receipt thereof, and Alexza shall consult with BLS regarding responding to the same and shall consider in good faith any comments, strategies, and the like proposed by BLS;
                    (4) provide BLS with a copy of any response, amendment, paper, or other correspondence filed with the relevant patent office within [ * ] ([ * ]) days of Alexza’s receipt of the as-filed document;
                    (5) promptly notify BLS of the allowance, grant, or issuance of such Joint Patents; and
                    (6) consult with BLS regarding the countries to be filed and maintained, the payment of annuities, taxes and maintenance fees for any such Joint Patents.
               (iii) Option of BLS to Prosecute, Maintain and Enforce. In the event that Alexza desires to abandon or cease prosecution and/or maintenance of any Joint Patent, Alexza shall provide reasonable prior written notice to BLS of such intention to abandon (which notice shall, to the extent possible, be given no later than [ * ] ([ * ]) calendar days prior to the next deadline for any action that must be taken with respect to such Joint Patent in the relevant patent office). In such case or if [ * ] related to any such Joint Patent, at BLS’ sole discretion, upon written notice from BLS, BLS may elect to continue prosecution and/or maintenance of any such Joint Patent [ * ], and Alexza shall execute such documents and perform such acts, [ * ], as may be reasonably necessary to effect an assignment of Alexza’s entire right, title, and interest in and to such Joint Patent to BLS. Any such assignment shall be completed in a timely manner to allow BLS to continue prosecution and/or maintenance of any such Joint Patent. Any Patents so assigned shall [ * ].
               (iv) BLS Declines Responsibility. If BLS [ * ] related to any Joint Patent, upon written notice from Alexza, BLS shall assign its entire right, title, and interest in and to any such Joint Patent to Alexza. Any Patents so assigned shall [ * ] and shall [ * ].
     9.3 Infringement by Third Parties.
          (a) Notice. In the event that either Alexza or BLS becomes aware of any infringement or threatened infringement by a Third Party of any Patents that are subject to the prosecution, maintenance or enforcement by a Party under this Agreement, it will notify the other Party in writing to that effect. Any such notice shall include evidence to support an allegation of infringement or threatened infringement by such Third Party.
          (b) Alexza Patents. Subject to this Section 9.3(b), Alexza shall have the first right, as between Alexza and BLS, to bring and control any action or proceeding with respect to
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

infringement of any Alexza Patent worldwide, at its own expense and by counsel of its own choice. BLS shall have the right, at its own expense, to be represented in any such action by counsel of its own choice, and Alexza and its counsel shall reasonably cooperate with BLS and its counsel in strategizing, preparing and presenting any such action or proceeding. With respect to the Alexza Background Patents listed in the Orange Book, upon BLS’ written request [ * ], Alexza shall bring an action or proceeding with respect to infringement of any Alexza Background Patent described in the preceding sentence within [ * ] ([ * ]) days after its receipt of such request. With respect to the Alexza Product Patents, if Alexza fails to bring an action or proceeding with respect to infringement of any Alexza Product Patent described in the preceding sentence within (i) [ * ] ([ * ]) days following the notice of alleged infringement or (ii) [ * ] ([ * ]) days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, BLS shall have the right, but not the obligation (i.e. it has the right to indulge such infringement), to bring and control any such action at its own expense and by counsel of its own choice. Upon BLS’ request, Alexza shall timely join as party-plaintiff in any such litigation and to cooperate with BLS in connection with such infringement action, including timely filing such action in Alexza’s name if required. Except as otherwise agreed to by the Parties as part of a cost-sharing arrangement, any recovery or damages realized as a result of such action or proceeding shall be used first to reimburse the Parties’ documented out-of-pocket legal expenses relating to the action or proceeding, and any remaining damages [ * ] shall be [ * ], and any damages [ * ] shall be [ * ].
          (c) BLS Patents. Subject to this Section 9.3(c), BLS shall have the first right (but not the obligation), as between Alexza and BLS, to bring and control any action or proceeding with respect to infringement of any BLS Patent worldwide, at its own expense and by counsel of its own choice and the right to retain all damages resulted from its enforcement action.
          (d) Joint Patents. Any action or proceeding with respect to infringement of any Joint Patent worldwide may only be brought by [ * ], [ * ]. Except as otherwise agreed to by the Parties as part of a cost-sharing arrangement, any recovery or damages from an action or proceeding relating to Joint Patents shall be [ * ].
          (e) Cooperation. In the event a Party brings an infringement action in accordance with this Section 9.3, the other Party shall cooperate fully, including, if required to bring such action, the furnishing of a power of attorney or being named as a party to such action.
     9.4 Infringement of Third Party Rights. Each Party shall promptly notify the other in writing of any allegation by a Third Party that the activity of either of the Parties pursuant to this Agreement infringes or may infringe the intellectual property rights of such Third Party. Alexza shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by Alexza’s activities at its own expense and by counsel of its own choice, and BLS shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. BLS shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by BLS’ activities at its own
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

expense and by counsel of its own choice, and Alexza shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Notwithstanding the foregoing, in the event that in any foregoing infringement action, suit or proceeding against BLS or its Affiliates for their practice of the Alexza Technology in researching, developing, importing, using, manufacturing or having manufactured (solely using the manufacturing process covered by the Alexza Technology transferred by Alexza to BLS), selling, and offering for sale the Device or Product for use in the Field in the Territory, BLS is required to pay such Third Party a damage award, Alexza shall be responsible for and pay an amount equal to [ * ] percent ([ * ]%) of such damage award by permitting BLS to reduce up to [ * ] percent ([ * ]%) of its quarterly payments to Alexza in the same manner as set forth in Section 6.3(b) hereof.
     9.5 Consent for Settlement. Neither Party shall enter into any settlement or compromise of any action or proceeding under this Article 9 which would impose any material non-monetary obligations or any restrictions on the substantive rights of other Party without the prior written consent of such other Party, which consent shall not be unreasonably withheld. For clarity, any right of BLS with respect to its ability to develop or commercialize the Product for use in the Field in the Territory shall be deemed a substantive right of BLS.
     9.6 Patent Term Extensions. The Parties shall discuss and recommend for which, if any, of the Patents within the Alexza Patents and BLS Patents the Parties should seek Patent Term Extensions in the Territory. Alexza, in the case of the Alexza Patents, and BLS in the case of the BLS Patents, shall have the final decision-making authority with respect to applying for any such Patent Term Extensions in the Territory, and shall act with reasonable promptness in light of the development stage of the Product to apply for any such Patent Term Extensions, where it so elects; provided, however, that if in a particular country or jurisdiction in the Territory only one such Patent can obtain a Patent Term Extension, then the Parties shall consult in good faith to determine which such Patent should be the subject of efforts to obtain a Patent Term Extension, and in any event [ * ] decision on such matter shall control in the case of a disagreement. The Party that does not apply for an extension hereunder shall cooperate fully with the other Party in making such filings or actions, for example and without limitation, making available all required regulatory data and information and executing any required authorizations to apply for such Patent Term Extension. All expenses incurred in connection with activities of each Party with respect to the Patent(s) for which such Party seeks Patent Term Extensions pursuant to this Section 9.6 shall be [ * ].
     9.7 Paragraph IV Notices. If either Party receives a notice under 21 U.S.C. §355(b)(2)(A)(iv) or §355(j)(2)(A)(vii)(IV) or a notice of allegations pursuant to the Patented Medicines (Notice of Compliance) regulations in Canada concerning an Alexza Patent (a “Paragraph IV Notice”), then it shall provide a copy of such notice to the other Party within [ * ] Business Days after its receipt thereof. With respect to Alexza Background Patents listed in the Orange Book, upon BLS’ written request [ * ], Alexza shall initiate patent infringement litigation based on a Paragraph IV Notice concerning an Alexza Background Patent listed in the Orange Book within [ * ] ([ * ]) days after its receipt of BLS’ request. With respect to Alexza Product Patents, BLS, as the owner of the NDA or sNDA with respect to the Product for use in the Field
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

in the Territory at such time, shall have the first right, but no obligation, to initiate patent infringement litigation based on a Paragraph IV Notice concerning an Alexza Product Patent, at its own expense. In the event BLS initiates such patent infringement litigation, upon request of BLS, Alexza shall timely join as party-plaintiff in any such litigation and shall cooperate with BLS in connection with such infringement action, including timely filing such action in Alexza’s name if required. Except as otherwise agreed to by the Parties as part of a cost-sharing arrangement, any recovery or damages realized as a result of such action or proceeding shall be used first to reimburse the Parties’ documented out-of-pocket legal expenses relating to the action or proceeding, and any remaining damages [ * ] shall be [ * ], and any damages [ * ] shall be [ * ].
     9.8 Orange Book Listing. Alexza and BLS shall agree as to which of the Alexza Patents, the BLS Patents and the Joint Patents shall be listed in the Orange Book, but in any event including the Alexza Patents listed in Exhibit 1.8 described as “listed in the NDA” and the Alexza Product Patents. Alexza shall advise BLS of the issuance of any new Alexza Patents within [ * ] ([ * ]) Business Days after such Alexza Patents are issued. BLS shall provide Alexza with written notice of its intent to list appropriate Alexza Patents in the Orange Book, and shall provide Alexza with a copy of all draft submission [ * ] ([ * ]) Business Days before the deadline for such listing. Alexza shall consider such notice, and if Alexza approves ([ * ]) such listing, BLS shall be responsible for such listing.
     9.9 Trademarks. The Product shall be sold in the Territory under the Alexza Trademark Adasuve™ unless such Alexza Trademark is determined to be unacceptable to the Regulatory Authority in the Territory, in which event BLS shall collaborate in good faith with Alexza and select a Trademark from the two alternatives proposed by Alexza or select a new Trademark (such new Trademark, the “BLS Trademark”), with the goal not to delay the launch of the First Commercial Sale of the Product in the Territory. BLS shall prominently display on the Product sold in the Territory the Alexza Trademarks Staccato® and Adasuve (or the alternative Alexza Trademark, if selected by BLS). BLS shall register and own BLS Trademark in the Territory and Alexza shall provide all reasonable assistance required by BLS in connection therewith. Alexza will have the right to use the Alexza and Staccato Trademarks on the Device for any product inside and outside the Territory. Alexza will have the right to use Adasuve, the alternative Alexza Trademark (if it is selected by BLS) or the BLS Trademark used with the Product in connection with Alexza’s commercialization of the Product outside the Territory for use as a rapid treatment of agitation associated with any psychiatric and/or neurological indication. In any event, Alexza shall be able to use any Alexza Trademark other than Adasuve (or the alternative Alexza Trademark, if it is selected by BLS) for any other product for any purpose, and shall use the Alexza Trademark Adasuve (or the alternative Alexza Trademark, if it is selected by BLS) for sale of the Product outside of the Territory in the Field unless such Alexza Trademark (or alternative Alexza Trademark) is determined to be unacceptable to the Regulatory Authority in the Territory. BLS shall use Alexza Trademarks only in accordance with Alexza’s written guidelines therefor to ensure the integrity and quality of the Alexza Trademarks, and shall not use such Alexza Trademarks in connection with the using, promotion, marketing, distributing, selling or offering for sale of any product other than the Product. Alexza shall use the BLS Trademark only in accordance with BLS’ written guidelines therefor to ensure
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

the integrity and quality of the BLS Trademark, and shall not use the BLS Trademark in connection with the using, promotion, marketing, distributing, selling or offering for sale of any product other than the Product or for an Indication other than for use as a rapid treatment of agitation associated with any psychiatric and/or neurological indication.
ARTICLE 10
REPRESENTATIONS, WARRANTIES AND COVENANTS
     10.1 Mutual Representations, Warranties and Covenants. Each Party hereby represents and warrants to the other Party, as of the Effective Date, as follows:
          (a) Duly Organized. Such Party is a corporation or a Barbados international society with restricted liability, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and failure to have such would prevent such Party from performing its obligations under this Agreement.
          (b) Due Authorization; Binding Agreement. The execution, delivery and performance of this Agreement by such Party have been duly authorized by all necessary corporate or organizational action. This Agreement is a legal and valid obligation binding on such Party and enforceable in accordance with its terms and does not (i) to such Party’s knowledge and belief, violate any law, rule, regulation, order, writ, judgment, decree, determination or award of any court, governmental body or administrative or other agency having jurisdiction over such Party or (ii) conflict with, or constitute a default under, any agreement, instrument or understanding, oral or written, to which such Party is a party or by which it is bound.
          (c) Consents. Such Party has obtained, or is not required to obtain, the consent, approval, order or authorization of any Third Party, or has completed, or is not required to complete any registration, qualification, designation, declaration, or filing with, any Regulatory Authority or governmental authority, in connection with the execution and delivery of this Agreement and the performance by such Party of its obligations under this Agreement.
     10.2 Representations, Warranties and Covenants of Alexza. As used in this Section 10.2, “Best Knowledge” means, as applied to Alexza, that [ * ] knows, [ * ] a particular fact or other matter. Alexza represents and warrants to BLS that as of the Effective Date:
          (a) Right to Grant License. (i) Alexza owns all right, title and interest in and to, or has a license, sublicense or otherwise permission to use and license, all of the Alexza Technology free and clear of all encumbrances; (ii) Alexza has not previously assigned, transferred, conveyed or otherwise encumbered or granted, and will not during the Term assign, transfer, convey or otherwise encumber its right, title and interest in any of the Alexza Technology or any rights granted to BLS hereunder for the research, development, importation,
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

use, manufacture, having manufactured, sale, and offer for sale of the Product in the Field in the Territory except any non-exclusive license granted to a Third Party solely for providing contract research or development services to Alexza; (iii) specifically, there are no existing agreements, options, commitments, or rights, with, of or to any person to acquire or obtain any rights to, any of the Alexza Technology for the research, development, importation, use, manufacture, having manufactured, sale, and offer for sale of the Product in the Field in the Territory except any non-exclusive license granted to a Third Party solely for providing contract research or development services to Alexza; and (iv) no royalties, license fees or other payments are required to be paid to any Third Party in connection with the execution, delivery and performance of this Agreement, or in connection with the research, development, importation, use, manufacture, having manufactured, sale, and offer for sale of the Device or Product.
          (b) Scope of License. Exhibit 1.8 and Exhibit 1.11 set forth true and complete lists of all Alexza Patents and Alexza Trademarks and Copyrights Controlled by Alexza or its Affiliates as of the Effective Date. Exhibit 1.8 and Exhibit 1.11 also indicate the current status, date and country of filing and issuance. The Alexza Patents and Alexza Know- How constitute all intellectual property Controlled by Alexza and its Affiliates that is [ * ] for the research, development, importation, use, manufacture, having manufactured, sale and offer for sale of the Product in the Field in the Territory as of the Effective Date and to the Best Knowledge of Alexza there is not any other Patent necessary for such purposes that is not Controlled by Alexza (including any intellectual property Controlled by any Third Party supplier of the Device or Product) as of the Effective Date. All official fees, maintenance fees and annuities for the Alexza Patents, Alexza Trademarks and Alexza Copyrights have been paid through the Effective Date.
          (c) Patent Status. To Alexza’s Best Knowledge (i) all issued Patents listed on Exhibit 1.8 are in full force and effect, valid, subsisting and enforceable, and inventorship of each Patent is properly identified on such Patents; (ii) none of the Patents listed on Exhibit 1.8 is currently involved in any interference, reissue, reexamination, or opposition proceeding and (iii) neither Alexza nor any of its Affiliates has received any written notice from any person, or has knowledge, of such actual or threatened proceeding.
          (d) Non-Infringement by Third Parties. To Alexza’s Best Knowledge, there are no activities by Third Parties that would constitute infringement of the Alexza Patents or misappropriation of the Alexza Know-How.
          (e) Non-Infringement of Third Party Rights. To Alexza’s Best Knowledge, research, development, importation, use, manufacture, having manufactured, sale and offer for sale of the Device or the Product in the Field in the Territory as contemplated by Alexza as of the Effective Date will not infringe or misappropriate any Patent or other intellectual property Controlled by a Third Party. Neither Alexza nor any of its Affiliates has received any written notice from any Person, or has knowledge of, any actual or threatened claim or assertion that the use or practice of the Alexza Patents or Alexza Know-How infringes or misappropriates the intellectual property rights of a Third Party.
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

          (f) Non-Action or Claim. There are no actual, pending, or to Alexza’s Best Knowledge, alleged or threatened adverse actions, suits, claims, interferences or formal governmental investigations (i) involving any Alexza Technology (to the extent related to the Product), the Device or the Product, including without limitation, in connection with the conduct of any clinical trials or manufacturing activities, or (ii) questioning the validity of this Agreement or any action taken by Alexza in connection with the execution of this Agreement, in each case, by or against Alexza or any of its Affiliates in or before any court, Regulatory Authority or other governmental authority. There are no material unsatisfied judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court, an administrative agency or an arbitrator) against Alexza with respect to any Alexza Technology, the Device or the Product.
          (g) No Granting of Third Party Patent Enforcement or Prosecution Rights. Neither Alexza nor any of its Affiliates has entered into any contract (i) granting any Third Party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any of the Alexza Know-How or Alexza Patents or (ii) granting any Third Party the right to control the prosecution of any of the Alexza Patents.
          (h) Employee Agreements. To Alexza’s Best Knowledge, all current and former employees and consultants of Alexza and its Affiliates who are or have been substantively involved in the design, review, evaluation or development of the Alexza Know-How or Alexza Patents have executed written contracts or are otherwise obligated to protect the confidential status and value thereof and to vest in Alexza or its Affiliates exclusive ownership of the Alexza Know-How or Alexza Patents.
          (i) No Governmental Funding. None of the Alexza Technology is developed involving the use of any governmental funding.
          (j) Additional Legal Compliance.
               (i) To Alexza’s Best Knowledge, Alexza and its Affiliates and any outsourcing company and contract research organization to which Alexza or its Affiliates have subcontracted activities in connection with Device and the Product (the “Contractors”) have complied with all Applicable Laws, permits, governmental licenses, registrations, approvals, concessions, franchises, authorizations, orders, injunctions and decrees in the research, development, manufacture and use of the Product, the Device or any component thereof, and neither Alexza nor any of its Affiliates or its Contractors has received any written notice from any Regulatory Authority claiming that any such activities as conducted by them are not in such compliance.
               (ii) No governmental authority (including the FDA) has commenced or, to Alexza’s Best Knowledge, threatened to initiate any action to enjoin production of the Device, the Product or any component thereof at any facility, nor has Alexza or any of its
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Affiliates or, to the Best Knowledge of Alexza, any of its Contractors, received any notice to such effect since January 1, 2005.
               (iii) All development activities conducted by Alexza and its Affiliates and to Alexza’s Best Knowledge Contractors relating to the Product, the Device and/or any component thereof have been conducted in compliance with all Applicable Laws, including without limitation all GCP, GLP and GMP when applicable.
               (iv) To Alexza’s Best Knowledge, no employee or agent of Alexza or any of its Affiliates or Contractors has made an untrue statement of a material fact to any Regulatory Authority with respect to the Product, the Device and/or any component thereof (whether in any Regulatory Filings or otherwise), or failed to disclose a material fact to any Regulatory Authority required to be disclosed with respect to the Product, the Device and/or any component thereof.
               (v) Alexza has made available to BLS a true, correct and complete copy of (A) all IND and NDA submissions associated with the Product, (B) all correspondence with Regulatory Authorities regarding the IND or NDA, (C) all clinical studies included in IND and NDA for the Product, and (D) all minutes of meetings and telephone conferences with Regulatory Authorities with respect to the IND, NDA or the Product.
               (vi) To Alexza’s Best Knowledge, Alexza has disclosed or otherwise provided BLS with all information that would have, or would be reasonably likely to have, a material effect on the ability of BLS to develop or commercialize Product in the Field in the Territory under the terms and conditions of this Agreement and that relates to (A) the Alexza Technology, (B) any Third Party intellectual property rights or claims that relate to the commercialization or development of Product in the Territory, (C) the safety or efficacy of the Device or Product and (D) the ability of a company with reasonable manufacturing capability to manufacture the Device, the Product or any component thereof, assuming the completion of the transfer of the Alexza Know-How related to the manufacturing of the Product to such company in accordance with the Supply Agreement.
          (k) Debarment. Alexza is not debarred under the United States Federal Food, Drug and Cosmetic Act and it does not, and will not during the Term, employ or use the services of any Person who is debarred, in connection with the development, manufacture or commercialization of the Device or Product. In the event that Alexza becomes aware of the debarment or threatened debarment of any Person providing services to Alexza, including the Party itself and its Affiliates, Contractors, licensees or Sublicensees, which directly or indirectly relate to activities under this Agreement, BLS shall be immediately notified in writing.
          (l) Material Agreements. Alexza has provided true and complete copies of all material agreements with Third Parties that are [ * ] for the research, development, importation, use, manufacture, having manufactured, sale, and offer for sale of the Device and the Product and components thereof in the Field in the Territory (the “Material Agreements”).
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Alexza is not in breach or default of any Material Agreement and has not waived or allowed to lapse or terminate any of its rights under any Material Agreement.
     10.3 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, OR ANY OTHER AGREEMENT CONTEMPLATED HEREUNDER, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND EACH PARTY EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE OR USE, NON-INFRINGEMENT, VALIDITY AND ENFORCEABILITY OF PATENTS, OR THE PROSPECTS OR LIKELIHOOD OF DEVELOPMENT OR COMMERCIAL SUCCESS OF THE PRODUCT.
ARTICLE 11
INDEMNIFICATION
     11.1 Indemnification of Alexza. BLS shall indemnify and hold harmless each of Alexza and its Affiliates, and the directors, officers, shareholders and employees of such entities and the successors and assigns of any of the foregoing (the “Alexza Indemnitees”), from and against any and all losses, liabilities, damages, penalties, fines, costs and expenses (including reasonable attorneys’ fees and other expenses of litigation) (“Losses”) from any claims, actions, suits or proceedings brought by a Third Party (a “Third Party Claim”) incurred by any Alexza Indemnitee, arising from, or occurring as a result of (a) gross negligence or willful misconduct of BLS, its Affiliates, Sublicensees, Distributors or other subcontractors or (b) any material breach of any representations, warranties or covenants by BLS under this Agreement or the Supply Agreement, except to the extent such Third Party Claims fall within the scope of the indemnification obligations of Alexza set forth in Section 11.2(a) or (b).
     11.2 Indemnification of BLS. Alexza shall indemnify and hold harmless each of BLS and its Affiliates and the directors, officers, shareholders, employees and agents of such entities and the successors and assigns of any of the foregoing (the “BLS Indemnitees”), from and against any and all Losses from any Third Party Claims incurred by any BLS Indemnitee, arising from, or occurring as a result of (a) gross negligence or willful misconduct of Alexza or its Affiliates, licensees or subcontractors or (b) any material breach of any representations, warranties or covenants by Alexza under this Agreement or the Supply Agreement, except to the extent such Third Party Claims fall within the scope of the indemnification obligations of BLS set forth in Section 11.1(a) or (b).
     11.3 Procedure. A Party that intends to claim indemnification (the “Indemnitee”) under this Article 11 shall promptly notify the indemnifying Party (the “Indemnitor”) in writing of any Third Party Claim, in respect of which the Indemnitee intends to claim such indemnification. The Indemnitee shall provide the Indemnitor with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense of the Third Party Claim for which indemnity is being sought. The Indemnitee may participate in and monitor such defense with
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

counsel of its own choosing at its sole expense; provided, however, the Indemnitor shall have the right to assume and conduct the defense of the Third Party Claim with counsel of its choice. The Indemnitor shall not settle any Third Party Claim without the prior written consent of the Indemnitee, not to be unreasonably withheld, unless the settlement involves only the payment of money. So long as the Indemnitor is actively defending the Claim in good faith, the Indemnitee shall not settle any such Third Party Claim without the prior written consent of the Indemnitor. If the Indemnitor does not assume and conduct the defense of the Third Party Claim as provided above, (a) the Indemnitee may defend against, and consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim in any manner the Indemnitee may deem reasonably appropriate (and the Indemnitee need not consult with, or obtain any consent from, the Indemnitor in connection therewith), and (b) the Indemnitor will remain responsible to indemnify the Indemnitee as provided in this Article 11. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any action with respect to a Third Party Claim shall only relieve the Indemnitor of its indemnification obligations under this Article 11. if and to the extent the Indemnitor is actually prejudiced thereby.
     11.4 Insurance. Each Party, at its own expense, shall maintain product liability and other appropriate insurance (including D&O insurance) with an insurance carrier that has a minimum rating of AM best A-7 in an amount consistent with industry standards for a company in a similar position to such Party during the Term, which shall include, but not be limited to, (i) product liability insurance in the minimum amount of $[ * ] per occurrence and in the aggregate (during the time when either Party conducts human clinical trials using the Product and/or commercializes the Product) and (ii) general liability insurance in the minimum amount of $[ * ] in the aggregate and $[ * ] umbrella coverage. In addition, Product liability insurance shall be maintained at the same level for not less than [ * ] ([ * ]) years after expiration or earlier termination of this Agreement and Clinical trial insurance shall be required to be maintained at the same level for [ * ] ([ * ]) years after the last clinical trial conducted by the applicable Party for the Product. Each Party shall provide the other Party with written notice at least [ * ] ([ * ]) days prior to any cancellation, nonrenewal or material change in the insurance described in clauses (i) and (ii) above and shall name the other Party as an additional insured with respect to such insurance. Each Party shall provide a certificate of insurance evidencing such coverage to the other Party upon request. Each Party shall provide a certificate of insurance evidencing its D&O insurance annually. It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 11.
ARTICLE 12
Term and Termination
     12.1 Term. This Agreement shall commence on the Effective Date, and unless terminated earlier as provided in this Article 12, shall continue in full force and effect on a country-by-country and Product-by-Product basis until BLS has no remaining payment obligations in such country with respect to such Product (the “Term”). Upon expiration (but not
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

an earlier termination) of this Agreement in a country with respect to a Product, BLS shall have a perpetual, exclusive, fully paid-up, royalty free license under the Alexza Know-How in such country to research, develop, import, use, manufacture, have manufactured, sell, have sold and offer for sale such Product in the Field in such country.
     12.2 Early Termination. Each Party shall have the right to terminate this Agreement in its entirety or on a Product-by-Product or country-by-country basis before the end of the Term:
          (a) by mutual written agreement of the Parties;
          (b) upon written notice by either Party if the other Party is in material breach of this Agreement and has not cured such breach within [ * ] ([ * ]) days ([ * ] ([ * ]) days with respect to any payment breach) after notice from the terminating Party requesting cure of the breach. Any such termination shall become effective at the end of such [ * ] ([ * ]) day ([ * ] ([ * ]) day with respect to any payment breach) period unless the breaching Party has cured any such breach or default prior to the end of such period; or
          (c) upon the bankruptcy or insolvency of, or the filing of an action to commence insolvency proceedings against the other Party, or the making or seeking to make or arrange an assignment for the benefit of creditors of the other Party, or the initiation of proceedings in voluntary or involuntary bankruptcy, or the appointment of a receiver or trustee of such Party’s property, in each case that is not discharged within [ * ] ([ * ]) days.
     12.3 Other BLS Termination Rights.
          (a) Voluntary Termination. BLS shall have the right to terminate this Agreement in its entirety, for any or no reason upon ninety (90) days’ written notice.
          (b) Section 4.2(c) Termination. BLS has the right to terminate this Agreement in its entirety pursuant to Section 4.2(c)(ii) or this Agreement with respect to the Initial Indication pursuant to Section 4.2(c)(iii) by giving at least ninety (90) days’ written notice to Alexza.
          (c) Termination for Safety Reasons. BLS may terminate this Agreement in its entirety or on a Product-by-Product or country-by-country basis at any time during the Term immediately upon providing written notice to Alexza if the Data and Safety Monitoring Board or any Regulatory Authority in the United States imposes a clinical hold on any clinical trial for a Product for [ * ] ([ * ]) consecutive months.
          (d) Termination of Supply Agreement. BLS may terminate this Agreement in its entirety at any time during the Term immediately upon providing written notice to Alexza if BLS terminates the Supply Agreement in accordance with Sections 10.2(b), 10.2(c) or 10.2(e), provided that such termination occurs within sixty (60) days of notice of termination to Alexza.
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

          (e) Withdrawal of Marketing Approval. BLS may terminate this Agreement in its entirety at any time during the Term immediately upon providing written notice to Alexza if the Marketing Approval for the Product has been withdrawn in the United States as a result of a requirement by the FDA (other than as a result of a material breach of this Agreement by BLS), provided that such termination occurs within [ * ] ([ * ]) days of notice of termination to Alexza.
          (f) Product Recalls. BLS may terminate this Agreement in its entirety at any time during the Term upon ninety (90) days prior written notice to Alexza if there has been a [ * ] recall of the Product, provided that such recall is the direct result of (i) the negligence or willful misconduct of Alexza, (ii) a material breach of the Supply Agreement by Alexza or (iii) the manufacture of the Product, Loxapine or other components of the Product by or on behalf of Alexza.
     12.4 Change of Control of Alexza. In the event of any Change of Control of Alexza, Alexza shall notify BLS promptly, but in no event later than [ * ] ([ * ]) Business Days following the execution of the agreement contemplating the transaction that constitutes a Change of Control, and BLS and the acquiror shall meet within [ * ] ([ * ]) days of the closing of such Change of Control transaction. Within [ * ] ([ * ]) days following such meeting, BLS shall have the option, upon [ * ] ([ * ]) days’ notice, to elect that all Regulatory Filings made in Alexza’s name for the Product in the Territory shall be immediately transferred to BLS, and BLS shall assume Alexza’s responsibility under the Development Plan(s) (including [ * ]), and Alexza shall be deemed to have elected to no longer participated in the Collaboration Committee and subcommittees thereof. In the event that BLS elects the foregoing, the Parties shall enter into an appropriate and customary written amendment reflecting such changes. For the avoidance of doubt, BLS shall be entitled, in its sole discretion, to make the elections provided for in this Section 12.4 upon each occurrence of a Change of Control.
ARTICLE 13
Effect of Expiration or Termination
     13.1 Accrued Obligations.
     The expiration or termination of this Agreement, in whole or part, for any reason shall not release either Party from any liability which, at the time of such expiration or termination, has already accrued to such Party or which is attributable to a period prior to such expiration or termination, nor will any expiration or termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, at law or in equity, with respect to breach of this Agreement, except as specifically set forth in Section 13.1(b)(i) below. Notwithstanding the foregoing, in the event this Agreement is terminated for any reason after the achievement of a particular milestone event, then BLS shall have the obligation to make the milestone payment corresponding to such milestone event to Alexza, regardless of whether the
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

due date of such milestone payment occurs prior to, on or after the effective date of such termination.
          (a) The remedies set forth in Section 13.3(a)(iii), together with Section 10.5(a) of the Supply Agreement, shall, as the case may be: (i) be Alexza’s sole and exclusive remedy for damages with respect to a breach of this Agreement if the effective date of such termination occurs prior to the [ * ]; or (ii) not prejudice Alexza’s right to any other remedies available to it under law or equity if the effective date of such termination for breach of this Agreement occurs after the [ * ]. For clarity, any payments made by BLS to Alexza under Section 10.5(a) of the Supply Agreement shall in any event not be counted twice in the calculation of any monetary damages of Alexza (e.g., pursuant to Section 13.3(a)) as a result of such termination.
     13.2 Effects of Section 4.2(c) Termination, Termination by BLS for Safety Reasons, Withdrawal of Marketing Approval, Termination of Supply Agreement or Product Recalls. In the event this Agreement is terminated by BLS pursuant to Section 12.3(b), 12.3(c), 12.3(d), 12.3(e) or 12.3(f):
          (a) Winding-Down of Development Activities. In the event there are any on-going clinical trials of the applicable Product in the Field in the Territory,
               (i) The Parties shall negotiate in good faith and adopt a plan to wind-down the development activities in an orderly fashion, with due regard for patient safety and the rights of any subjects that are participants in any clinical trials of the applicable Product and take any actions it deems reasonably necessary or appropriate to avoid any human health or safety problems and in compliance with all Applicable Laws;
               (ii) Each Party shall perform its outstanding non-cancellable obligations under the Development Plan that existed or accrued prior to the notice date of termination; and
               (iii) All Costs and Expenses incurred in winding-down the development activities with respect to the applicable Product for the applicable Indication shall be allocated in accordance with Section 4.2(a), 4.2(b), 4.2(c) and/or 4.2(d), as the case may be, unless the Parties agree otherwise in writing; provided, however, that in no case shall BLS be obligated to pursue or support such activities for a period exceeding [ * ] ([ * ]) months after the date of notice of such termination.
          (b) BLS Regulatory Filings (including Marketing Approvals). Upon Alexza’s request and to the extent permitted by Applicable Laws, BLS shall transfer to Alexza or its designee any and all Regulatory Filings (including Marketing Approvals) that are owned by BLS for the applicable Product and the applicable Indication [ * ].
          (c) License Grant by BLS to Alexza. BLS hereby grants Alexza, effective upon the effective date of such termination, a fully paid, royalty free, non-exclusive license, with
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

the right to grant sublicenses, under (i) BLS Patents; and (ii) BLS Know-How to the extent incorporated into the Product and/or the method of making or using the Product (but in any event excluding BLS Know-How regarding the trade, marketing, commercial, financial or business information with respect to the Product except to the extent such Know-How relates specifically to the Product), in each case for Alexza to make, have made, use, sell, offer for sale and import the Product in the Field in the Territory.
          (d) Clinical Supply. BLS shall have the right to cancel its order of the applicable Product under the Supply Agreement and Alexza may purchase back from BLS any remaining clinical supply of the applicable Product at the same purchase price paid by BLS.
     13.3 Effects of Termination for Cause by Alexza or Termination by BLS Voluntarily. Upon the early termination of this Agreement by BLS under Section 12.3(a) or termination by Alexza under Section 12.2(b), the following shall apply:
          (a) Winding Down of Development Activities. In the event there are any on-going clinical trials of the applicable Product in the Field in the Territory,
               (i) The Parties shall work together in good faith to adopt, and Alexza shall have the final decisional power with respect to, a plan to wind down the development activities in an orderly fashion, with due regard for patient safety and the rights of any subjects that are participants in any clinical trials of the Product and take any actions it deems reasonably necessary or appropriate to avoid any human health or safety problems and in compliance with all Applicable Laws;
               (ii) Each Party shall perform its outstanding non-cancellable obligations under the Development Plan that existed or accrued prior to the notice date of termination; and
               (iii) [ * ] for documented expenses for all Expenses of winding down, or to the extent applicable, completing ongoing clinical or pre-clinical trials for use in the Field in the Territory from and after the date of notice of termination and prior to the end of [ * ] ([ * ]) months after the date of notice of such termination, including [ * ] in such winding down or completion of ongoing clinical or pre-clinical trials.
          (b) Inventory. BLS, its Affiliates, Distributors and Sublicensees shall continue, to the extent that BLS, its Affiliates, Distributors and Sublicensees continue to have stocks of usable Product, to fulfill orders received from customers for the Product in the Field in the Territory for more than [ * ] ([ * ]) months after the date of notice of termination. For Product sold by BLS after the effective date of a termination (i.e., after the expiration of the applicable termination notice period), BLS shall continue to pay royalties on the amount of Net Sales pursuant to Section 6.3.
          (c) Assignment of Regulatory Filings (including Marketing Approvals). At Alexza’s option, which shall be exercised by written notice to BLS, to the extent permitted
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

under Applicable Laws, at [ * ] expense, BLS shall assign or cause to be assigned to Alexza or its designee (or to the extent not so assignable, BLS shall take all reasonable actions to make available to Alexza or its designee the benefits of) all Regulatory Filings (including INDs, NDAs and Marketing Approvals) for the Product in the Territory, including any such Regulatory Filings made or owned by its Affiliates or Sublicensees (in the event the Sublicensee elects not to enter into a direct contractual relationship with Alexza). Alexza shall notify BLS before the effective date of termination, whether the Regulatory Filings should be assigned to Alexza or its designee, and if the latter, identify the designee, and provide BLS with all necessary details to enable BLS to effect the assignment (or availability). If Alexza fails to provide such notification prior to the effective date of termination, BLS shall have no obligation to assign the Regulatory Filings to Alexza.
          (d) License Grant by BLS to Alexza. BLS hereby grants Alexza, effective upon the effective date of such termination, a fully paid, royalty free, non-exclusive license, with the right to grant sublicenses, under (i) BLS Patents; and (ii) BLS Know-How to the extent incorporated into the Product and/or the method of making or using the Product (but in any event excluding BLS Know-How regarding the trade, marketing, commercial, financial or business information with respect to the Product except to the extent such Know-How relates specifically to the Product), in each case for Alexza to make, have made, use, sell, offer for sale and import the Product in the Field in the Territory. BLS shall promptly transfer the foregoing BLS Patents and BLS Know-How to Alexza at [ * ] expense.
          (e) Supply. In addition, the Supply Agreement shall terminate upon termination of this Agreement.
          (f) Transition. BLS shall use Commercially Reasonable Efforts to cooperate with Alexza and/or its designee to effect a smooth and orderly transition in the development, sale and marketing, promotion and commercialization of the Product in the Territory during the notice and the Wind-down Periods. Alexza shall use, identify and finalize an agreement or other arrangement with a Third Party in relation to the Product and/or, to the extent Alexza is able to take over such activities under Applicable Laws, take over, directly or through an Affiliate, all activities related to the Product, and in particular development activities on-going at the time of the effective date of the termination and the transfer of the Regulatory Filings (including INDs, NDAs and Marketing Approvals) into the name of Alexza or Alexza’s designee so that the Wind-down Period will be as limited as possible.
     13.4 Effects of Termination for Cause by BLS. Upon the early termination of this Agreement by BLS under Section 12.2(b) or 12.2(c) the following shall apply (in addition to any other rights and obligations under this Agreement with respect to such termination):
          (a) Winding Down of Development Activities. In the event there are any on-going clinical trials of the applicable Product in the Field in the Territory,
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

               (i) The Parties shall work together in good faith to adopt, and BLS shall have the final decisional power with respect to, a plan to wind down the development activities in an orderly fashion, with due regard for patient safety and the rights of any subjects that are participants in any clinical trials of the Product and take any actions it deems reasonably necessary or appropriate to avoid any human health or safety problems and in compliance with all Applicable Laws;
               (ii) Each Party shall perform its outstanding non-cancellable obligations under the Development Plan that existed or accrued prior to the notice date of termination; and
               (iii) All Costs and Expenses incurred from the effective date of the termination notice in winding down the development activities with respect to the applicable Product shall be [ * ], notwithstanding Section 4.2(a), 4.2(b), 4.2(c) and/or 4.2(d) provides otherwise; provided, however, that in no case shall [ * ] be obligated to pursue or support such activities for a period exceeding [ * ] ([ * ]) months after the date of notice of such termination.
          (b) License under BLS Technology. Any and all licenses granted by BLS to Alexza under this Agreement other than the license granted pursuant to Section 2.2(a) shall terminate.
          (c) License under Alexza Technology. BLS may elect to have all or any portion of the licenses granted to BLS pursuant to Section 2.1, in which case BLS’ obligations to Alexza under Article 6 of this Agreement and Alexza’s rights under Article 6 shall continue to the extent that BLS elects to retain such licenses with respect to the applicable Product in the applicable country(ies); provided that BLS may offset the amount of BLS’ Losses resulting from Alexza’s breach of this Agreement against any amounts owed to Alexza pursuant to Article 6 of this Agreement.
          (d) Assignment of Alexza Regulatory Filings (including Marketing Approvals). If BLS elects to continue the license under Section 2.1, at BLS’ option, which shall be exercised by written notice to Alexza, to the extent permitted under Applicable Laws, Alexza shall assign or cause to be assigned to BLS or its designee (or to the extent not so assignable, Alexza shall take all reasonable actions to make available to BLS or its designee the benefits of) all Regulatory Filings (including INDs, NDAs and Marketing Approvals) for the Product in the Territory, including any such Regulatory Filings made or owned by its Affiliates and/or Distributors or licensees. BLS shall notify Alexza before the effective date of termination, whether the Regulatory Filings should be assigned to BLS or its designee and, if the latter, identify the designee, and provide Alexza with all necessary details to enable Alexza to effect the assignment (or availability). If BLS fails to provide such notification prior to the effective date of termination, Alexza shall have no obligation to assign the Regulatory Filings to BLS.
          (e) Transition Assistance. Alexza shall provide such assistance, [ * ], as may be [ * ] for BLS to commence or continue developing or commercializing the applicable
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Product in the applicable countries of the Territory, to the extent Alexza is then performing or having performed such activities, including without limitation transferring or amending as appropriate, upon request of BLS, any agreements or arrangements with Third Party suppliers or vendors to supply or sell the Device, applicable Product and/or components thereof.
          (f) BLS Regulatory Filings (including Marketing Approvals) In the event BLS elects not to pursue the development or commercialization of the applicable Product in the applicable country(ies), upon [ * ] request and to the extent permitted by Applicable Laws, [ * ] shall [ * ] all Regulatory Filings (including Marketing Approvals) that are owned by BLS for the applicable Product for the applicable countries [ * ].
     13.5 Product Supply and Technology Transfer. Prior to the expiration of this Agreement or effective date of any termination or partial termination of this Agreement by BLS under Section 12.2(b) or 12.2(c), the Parties shall negotiate in good faith a new supply agreement. In the event the Parties cannot enter into a new supply agreement prior to the expiration or termination of this Agreement, the Parties shall agree upon a transition plan to minimize any disruption to the research, development, importation, manufacture, having manufactured, use, sale, having sold and offering for sale of the Product. The transition plan shall include a mutually agreed-upon schedule for transition activities, under which the transfer of manufacturing-related Alexza Know-How shall occur [ * ]. BLS shall cooperate with such transfer, shall promptly undertake to complete the transfer and shall be responsible for [ * ] to affect transfer in the agreed transition plan for transfer. The Parties shall conduct transition activities pursuant to the transition plan and the Supply Agreement. In addition, Alexza shall continue to supply BLS and its Sublicensees with their requirements of the Product, pursuant to the Supply Agreement then in effect between the Parties, which Supply Agreement shall remain in effect until the earlier of (i) the [ * ] anniversary of the effective date of termination, and (ii) such time as BLS or a Third Party manufacturer engaged by BLS is capable of supplying the Product.
     13.6 Rights Upon Bankruptcy. All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code and other similar laws in any jurisdiction in the Territory or where a Party is situated (collectively, the “Bankruptcy Laws"), licenses of rights to “intellectual property” as defined under the Bankruptcy Laws. If a case is commenced during the Term by or against a Party under the Bankruptcy Laws then, unless and until this Agreement is rejected as provided in such Bankruptcy Laws, such Party (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a trustee) shall perform all of the obligations provided in this Agreement to be performed by such Party. If a case is commenced during the Term by or against a Party under the Bankruptcy Laws, this Agreement is rejected as provided in the Bankruptcy Laws and the other Party elects to retain its rights hereunder as provided in the Bankruptcy Laws, then the Party subject to such case under the Bankruptcy Laws (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Title 11 trustee), shall provide to the other Party copies of all information necessary for such other Party to prosecute, maintain and enjoy its rights under the terms of this
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Agreement promptly upon such other Party’s written request therefor. All rights, powers and remedies of the non-bankrupt Party as provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, the Bankruptcy Laws) in the event of the commencement of a case by or against a Party under the Bankruptcy Laws. Additionally, in the event of any insolvency of BLS or the entry by it into any formal insolvency administration under Canadian law, it is the intention of the Parties that this Agreement shall not terminate and shall continue pursuant to the principles governing insolvency proceedings under Canadian law. In particular, it is the intention and understanding of the Parties to this Agreement that the rights granted to the Parties under this Section 13.6 are essential to the Parties’ respective businesses and the Parties acknowledge that damages are not an adequate remedy.
     13.7 Return of Confidential Information. Upon termination or expiration of this Agreement, except to the extent necessary or reasonably useful for a Party to exercise its rights under any license surviving such termination or expiration, each Party shall promptly return to the other Party, or delete or destroy, all relevant records and materials in such Party’s possession or control containing Confidential Information of the other Party; provided that such Party may keep one copy of such materials for archival purposes only.
     13.8 Survival. Expiration or termination of this Agreement shall not relieve the Parties of any rights or obligation accruing prior to such expiration or termination. In addition, upon expiration or termination of this Agreement, all rights and obligations of the Parties under this Agreement shall terminate, except those described in Sections [ * ] and [ * ] and Article [ * ] (other than Section [ * ]), Article [ * ], Article [ * ], Article [ * ] and Article [ * ].
ARTICLE 14
DISPUTE RESOLUTION AND GOVERNING LAW
     14.1 Dispute Resolution Process. The Parties recognize that disputes as to certain matters may from time to time arise during the Term that relate to interpretation of a Party’s rights and/or obligations hereunder or any alleged breach of this Agreement. If the Parties cannot resolve any such dispute within [ * ] ([ * ]) days after written notice of a dispute from one Party to another, either Party may, by written notice to the other Party, have such dispute referred to the Chief Executive Officer of Alexza and the President, and if designated, the Chief Operating Officer of BLS (collectively, the “Senior Executives”). The Senior Executives shall negotiate in good faith to resolve the dispute within [ * ] ([ * ]) days. During such period of negotiations, any applicable time periods under this Agreement shall be tolled. If the Senior Executives are unable to resolve the dispute within such time period, either Party may pursue any remedy available to such Party at law or in equity, subject to the terms and conditions of this Agreement and the other agreements expressly contemplated hereunder. Notwithstanding anything in this Article 14 to the contrary, Alexza and BLS shall each have the right to apply to any court of competent jurisdiction for appropriate interim or provisional relief, as necessary to protect the rights or property of that Party.
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

          (a) Governing Law. This Agreement and all questions regarding the existence, validity, interpretation, breach or performance of this Agreement, shall be governed by, and construed and enforced in accordance with, the laws of the State of [ * ], United States, without reference to its conflicts of law principles with the exception of [ * ]. If any dispute cannot be resolved by the Parties, subject to the exhaustion of the procedure set out in Section 14.1 above, any dispute shall be finally settled by litigation brought solely in a United States federal court of competent jurisdiction (or state court if no federal court has jurisdiction) located in the State of [ * ], United States, and the Parties hereby submit to the exclusive jurisdiction of such court.
ARTICLE 15
GENERAL PROVISIONS
     15.1 Intervening Events. If the performance of any part of this Agreement by either Party (other than making payment when due) is prevented, restricted, interfered with or delayed by any reason or cause beyond the reasonable control of such Party (including fire, flood, embargo, power shortage or failure, acts of war, insurrection, riot, terrorism, strike, lockout or other labor disturbance, shortage of raw materials, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, or storm or like catastrophe, acts of God or any acts, omissions or delays in acting of the other Party) (an "Intervening Event”), the Party so affected shall, upon giving written notice to the other Party, be excused from such performance to the extent of such Intervening Event, provided that the affected Party shall use its substantial efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever such causes are removed.
          (a) Notification. If either Party becomes aware that such an Intervening Event has occurred or is imminent or likely, it shall immediately notify the other.
          (b) Efforts to Overcome. The Party which is subject to such Intervening Event shall exert all reasonable efforts to overcome it.
          (c) Keeping the Other Informed. Such Party shall keep the other informed as to the progress of overcoming such Intervening Event.
     15.2 Waiver of Breach. No delay or waiver by either Party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or of another condition or term.
     15.3 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to perform all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.
     15.4 Performance by Affiliates. Each Party shall have the right to assign, sublicense, subcontract or delegate this Agreement or any or all of its obligations or rights hereunder to an
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Affiliate upon written notice to the other Party; provided, however, the assigning, sublicensing, subcontracting or delegating Party hereby guarantees and shall remain fully and unconditionally obligated and responsible for the full and complete performance of this Agreement by such Affiliate and in no event shall such assignment, sublicensing, subcontracting or delegation be deemed to relieve such Party’s liabilities or obligations to the other Party under this Agreement. The other Party shall, at the request of the assigning, sublicensing, subcontracting or delegating Party, enter into such supplemental agreements with the applicable Affiliate as may be necessary or advisable to permit such Affiliate to avail itself of any rights or perform any obligations of the assigning, sublicensing, subcontracting or delegating Party hereunder.
     15.5 Modification. No amendment or modification of any provision of this Agreement shall be effective unless in a prior writing signed by both Parties hereto. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by both Parties hereto.
     15.6 Severability. In the event any provision of this Agreement should be held invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate in good faith and enter into a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties. All other provisions of this Agreement shall remain in full force and effect in such jurisdiction. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.
     15.7 Entire Agreement. This Agreement (including the Supply Agreement and other Exhibits attached hereto and any letter delivering information referenced herein) constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes and cancels all previous express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, in respect of the subject matter hereof. Each of the Parties acknowledges and agrees that in entering into this Agreement, and the documents referred to in it, it does not rely on, and shall have no remedy in respect of, any statement, representation, warranty or understanding (whether negligently or innocently made) of any person (whether party to this Agreement or not) other than as expressly set out in this Agreement. Nothing in this Section 15.7 clause shall, however, operate to limit or exclude any liability for fraud.
     15.8 Language. The language of this Agreement and all activities to be pursued under this Agreement is English. Any and all documents proffered by one Party to the other in fulfillment of any provision of this Agreement shall only be in compliance if in English. Any translation of this Agreement in another language shall be deemed for convenience only and shall never prevail over the original English version. This Agreement is established in the English language.
     15.9 Notices. Any notice or communication required or permitted under this Agreement shall be in writing in the English language, delivered personally, sent by facsimile
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by internationally-recognized courier or sent by registered or certified mail, postage prepaid to the following addresses of the Parties (or such other address for a Party as may be at any time thereafter specified by like notice):

To Alexza:	To BLS:
Alexza Pharmaceuticals, Inc.	Biovail Laboratories International SRL
2091 Stierlin Court	Welches, Christ Church
Mountain View, CA 94043	Barbados WI, BB17154
Telephone: + 1-650-944-7000	Telephone: +1-246-418-6411
Facsimile: + 1-650-944-7988	Facsimile: +1-246-437-7085
Attention: Chief Executive Officer	Attention: Chief Operating Officer

with a copy to:	with a copy to:
Cooley Godward Kronish LLP	Biovail Corporation
3175 Hanover St.	7150 Mississauga Road, Mississauga,
Palo Alto, CA 94306	Ontario, Canada, L5N 8M5
Telephone: +1-650-843-5000	Telephone: + (905) 286-3186
Facsimile: +1-650-843-4000	Facsimile: + (905) 286-3370
Attention: Glen Y. Sato	Attention: Vice-President, Associate
General Counsel
     Any such notice shall be deemed to have been given (a) when delivered if personally delivered; (b) on the next Business Day after dispatch if sent by confirmed facsimile or by internationally-recognized overnight courier; and/or (c) on the fifth (5th) Business Day following the date of mailing if sent by mail or other internationally-recognized courier. Notices hereunder will not be deemed sufficient if provided only between or among each Party’s representatives on the Collaboration Committee.
     15.10 Assignment. Subject to Section 2.3(a) and Section 15.4 of this Agreement, this Agreement shall not be assignable or otherwise transferred, nor may any rights or obligations hereunder be assigned or transferred, by either Party to any Third Party without the prior written consent of the other Party; except that either Party may assign or otherwise transfer this Agreement without the consent of the other Party to an entity that acquires all or substantially all of the business or assets of the assigning Party relating to the subject matter of this Agreement, whether by merger, acquisition or otherwise, provided that the acquiring Person assumes this Agreement in writing or by operation of law; provided that such acquiring person shall not be
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

deemed an Affiliate of the acquired Party and intellectual property rights that are owned or held by the acquiring Person to such transaction (if other than one of the Parties to this Agreement) shall not be included in the technology licensed hereunder. Subject to the foregoing, this Agreement shall inure to the benefit of each Party, its successors and permitted assigns. Any assignment of this Agreement in contravention of this Section 15.10 shall be null and void.
     15.11 No Partnership or Joint Venture. Nothing in this Agreement or any action which may be taken pursuant to its terms is intended, or shall be deemed, to establish a joint venture or partnership between BLS and Alexza. Neither Party to this Agreement shall have any express or implied right or authority to assume or create any obligations on behalf of, or in the name of, the other Party, or to bind the other Party to any contract, agreement or undertaking with any Third Party.
     15.12 Interpretation. The captions to the several Articles and Sections of this Agreement are not a part of this Agreement but are included for convenience of reference and shall not affect its meaning or interpretation. In this Agreement (a) the word “including” shall be deemed to be followed by the phrase “without limitation” or like expression; (b) the singular shall include the plural and vice versa; and (c) masculine, feminine and neuter pronouns and expressions shall be interchangeable. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP consistently applied, but only to the extent consistent with its usage and the other definitions in this Agreement.
     15.13 Counterparts. This Agreement may be executed in any number of counterparts each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.
     15.14 Limitation of Liability. EXCEPT FOR LIABILITY FOR BREACH OF ARTICLE 8 AND INDEMNIFICATION OBLIGATIONS UNDER ARTICLE 11, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER.
ARTICLE 16
COMPLIANCE WITH LAWS
     16.1 Export Laws. Notwithstanding anything to the contrary contained herein, all obligations of Alexza and BLS are subject to prior compliance with export and import regulations and such other laws and regulations in effect in such jurisdictions or any other relevant country as may be applicable, and to obtaining all necessary approvals required by the applicable agencies of the governments of any relevant countries. Alexza and BLS shall cooperate with each other and shall provide assistance to the other as reasonably necessary to obtain any required approvals.
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     16.2 Securities Laws. Each of the Parties acknowledges that it is aware that the securities laws of the United States, Canada and other countries prohibit any person who has material non-public information about a publicly listed company from purchasing or selling securities of such company or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. Each Party agrees to comply with such securities laws and make its Affiliates, licensees, Distributors, Sublicensees, employees, Contractors and agents aware of the existence of such securities laws and their need to comply with such laws.
     16.3 Certain Payments. Each of the Parties acknowledges that it is aware that the United States and other countries have stringent laws which prohibit persons directly or indirectly from making unlawful payments to, and for the benefit of, government officials and related parties to secure approvals or permission for their activities. Each Party agrees that it will make no such prohibited payments, it will not indirectly make or have made such payments and it will make its Affiliates, employees and agents aware of the existence of such laws and their need to comply with such laws.
     16.4 Foreign Corrupt Practices Act. Alexza hereby acknowledges that it has received and reviewed the Standards of Business Conduct of the Biovail group of companies and agrees to comply with all Applicable Laws as they relate to this Agreement, including but not limited to the Foreign Corrupt Practices Act.
{Signature Page Follows}
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     IN WITNESS WHEREOF, the Parties have executed this Collaboration and License Agreement as of the Effective Date.

ALEXZA PHARMACEUTICALS, INC.
By:	/s/ Thomas B. King
	Name:	Thomas B. King
	Title:	President and CEO

BIOVAIL LABORATORIES INTERNATIONAL SRL
By:	/s/ Michel Chouinard
	Name:	Michel Chouinard
	Title:	Chief Operating Officer

Signature Page To Collaboration And License Aggreement
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 1.8
Alexza Patents
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Alexza Product Patents

Country	Application Number	Application Date	Patent Number	Grant Date	Title
United States	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
United States	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
United States	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
United States	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
United States	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
Canada	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Alexza Background Patents

Country	Application Number	Application Date	Patent Number	Grant Date	Title
United States	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
United States	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
United States	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
United States	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
United States	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
United States	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
Canada	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
Canada	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
Canada	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
Canada	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
United States	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
United States	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
Canada	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
United States	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
United States	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
United States	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 1.11
Alexza Trademarks

Trademark	Country	Filing Date	Application Number	Registration Date	Registration Number
ADASUVE	United States	06/04/2009	77/752,342
ADASUVE	Canada	11/25/2009	1460520
ALEXZA	United States	05/25/2001	76/262,728	08/22/2006	3133370
ALEXZA	Canada	04/03/2007	1341955	03/12/2008	709333
ALEXZA PHARMACEUTICALS	United States	05/25/2001	76/262,729	07/12/2005	2967469
STACCATO	United States	06/28/2002	78/139,872	08/08/2006	3127490
STACCATO	Canada	12/18/2002	1162836
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 1.73
Structure of Loxapine
Nomenclature (Loxapine)
•	International Nonproprietary Name: Loxapine Free Base

•	Chemical name: 2-Chloro-11-(4-methyl-piperazin-1-yl)-dibenzo[b,f][1,4]-oxazepine

•	Synonym: Oxilapine

•	Commercial name: Loxitane

•	CAS Number: 1977.10-2
Structure (Loxapine)
•	Molecular Formula: C18H18ClN3O

•	Relative Molecular Mass: 327.81

•	Structural Formula

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 5.1(c)
Supply Agreement
{Please see Exhibit 10.56 to the 10-K}
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 8.5(a)
Form of Press Release(s)
CONTACT: Nelson F. Isabel
Vice-President, Investor Relations and
Corporate Communications
(905) 286-3000
BIOVAIL ENTERS INTO LICENSE AND COLLABORATION
AGREEMENT WITH ALEXZA FOR AZ-004
NDA Filed by Alexza in Dec. 2009;
Undergoing FDA Review for Treatment of Agitation;
Targets Unmet Medical Need;
Further Builds Specialty CNS Pipeline
TORONTO, Canada, February 10, 2010 – Biovail Corporation (NYSE, TSX: BVF) today announced that its subsidiary, Biovail Laboratories International SRL (BLS), has entered into a collaboration and license agreement with Alexza Pharmaceuticals, Inc. BLS has acquired the U.S. and Canadian rights to commercialize AZ-004 – a novel formulation of loxapine administered via deep lung inhalation using Alexza’s proprietary Staccato® device. AZ-004 is initially targeted for the rapid treatment of agitation in patients with schizophrenia or bipolar disorder. In December 2009, Alexza submitted a New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) for Staccato loxapine. A response from the FDA is anticipated in October 2010.
“This agreement provides Biovail with a promising late-stage specialty CNS product,” said Bill Wells, Biovail’s Chief Executive Officer. “In clinical studies conducted by Alexza, Staccato loxapine rapidly delivered drug into the blood stream through the deep lung in a unique, non-invasive manner. We are delighted to be partnering with Alexza to bring this important treatment to market.”
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

The collaboration provides for the development and commercialization of AZ-004 for multiple indications, including the initial indication of treating agitation in schizophrenia and bipolar patients, combined with potential future clinical development for the treatment in additional psychiatric and/or neurological indications and the symptoms associated with these indications.
Biovail intends to deploy a sales force to commercialize AZ-004 in the U.S. Alexza will continue to manage the ongoing AZ-004 NDA review and approval process in connection with the initial indication, and has entered into a manufacturing and supply agreement to supply Biovail clinical and commercial product.
Under the terms of the agreement, Biovail has paid an upfront fee of $40 million, and could pay up to $90 million in potential milestones contingent on the successful approval of the first AZ-004 NDA, successful commercial manufacturing scale-up, and the successful completion of additional clinical trials, regulatory submission (if required) and approval of a supplemental NDA (if required) in the outpatient setting for patients with schizophrenia or bipolar disorder. Biovail will also make tiered, royalty payments of 10% to 25% on net commercial sales of Staccato loxapine. Alexza will supply AZ-004 to Biovail for commercialization, and will receive a per-unit transfer price, based upon annual product volume.
The AZ-004 NDA contains efficacy and safety data from more than 1,600 patients and subjects who have been studied in thirteen different clinical trials. In 2008, Alexza announced that it successfully initiated and completed two pivotal Phase 3 clinical trials. In connection with these studies, Alexza reported that both doses of AZ-004 (5mg and 10mg) met the primary and key secondary endpoints of the studies with statistically significant reductions in agitation, as compared to placebo. In these studies, the administration of AZ-004 was generally safe and well tolerated.
About Agitation
Episodes of agitation afflict many people suffering from major psychiatric disorders, including schizophrenia, which affects approximately 2.4 million adults in the U.S., and bipolar disorder, which affects approximately 5.7 million adults in the U.S. More than 90% of these patients will experience agitation in their lifetime.
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Agitation generally escalates over time with patients initially feeling uncomfortable, tense and restless. As the agitation intensifies, their behavior appears more noticeable to others as they become threatening and potentially violent, especially if the agitation is not treated. While patients seek treatment at different points along this agitation continuum, those with the most severe symptoms generally require treatment with injectable drugs in emergency medical settings, and currently are thought to represent the agitation market. Alexza, however, believes the therapeutic market for agitation is broader than only this limited perspective of patients in severe crisis — many more are in need of treatment for an agitation episode.
Market research indicates that approximately 50% of treated acute agitation episodes are treated in emergency settings, another approximately 35% of the treated agitation episodes suffered by schizophrenic and bipolar patients are treated in an inpatient setting (hospital and long-term residential settings), and approximately 15% are treated in a physician’s office.
Market research studies with schizophrenia patient caregivers and bipolar patients indicate these patients currently experience an average of 11 to 12 episodes of acute agitation each year.
Agitation episodes are currently treated about 55% of the time with oral antipsychotics and about 45% of the time with intra-muscular, or IM, injections. Oral medications work relatively slowly but are easy to administer, painless and are less threatening to patients. IM injections have a faster onset of action and a higher predictability of drug effect, but because they are invasive, IM injections are usually the treatment option of last-resort. Currently, no non-invasive therapies are available that work faster than 30 minutes to help agitated patients in need of treatment.
About AZ-004 (Staccato loxapine)
AZ-004 is an anti-agitation therapeutic that combines Alexza’s proprietary Staccato system with loxapine, a drug belonging to the class of compounds known generally as antipsychotics. Loxapine is currently available in an oral formulation in the U.S. for the management of the manifestations of schizophrenia. The Staccato system is a hand-held, single-dose inhaler that delivers a drug aerosol to the deep lung that results in IV-like pharmacokinetics and rapid systemic effects.
About Alexza Pharmaceuticals, Inc.
Alexza Pharmaceuticals is a pharmaceutical company focused on the research, development and commercialization of novel, proprietary products for the acute treatment of central nervous system conditions. Alexza’s technology, the Staccato system, vaporizes unformulated drug to form a
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

condensation aerosol that, when inhaled, allows for rapid systemic drug delivery through deep lung inhalation. The drug is quickly absorbed through the lungs into the bloodstream, providing speed of therapeutic onset that is comparable to intravenous administration, but with greater ease, patient comfort and convenience.
About Biovail Corporation
Biovail Corporation is a specialty pharmaceutical company engaged in the formulation, clinical testing, registration, manufacture, and commercialization of pharmaceutical products. The Company is focused on the development and commercialization of medicines that address unmet medical needs in niche specialty central nervous system (CNS) markets. For more information about Biovail, visit the Company’s Web site at www.biovail.com.
For further information, please contact Nelson F. Isabel at 905-286-3000 or send inquiries to ir@biovail.com.
Caution Regarding Forward-Looking Information and “Safe Harbor” Statement
To the extent any statements made in this release contain information that is not historical, these statements are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and may be forward-looking information under applicable Canadian provincial securities legislation (collectively, “forward-looking statements”). These forward-looking statements relate to, among other things, our objectives, goals, targets, strategies, intentions, plans, beliefs, estimates and outlook, and can generally be identified by the use of words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may”, “potential” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements.
Although Biovail believes that the expectations reflected in such forward-looking statements are reasonable, such statements involve risks and uncertainties, and undue reliance should not be placed on such statements. Certain material factors or assumptions are applied in making forward-looking statements, including, but not limited to, factors and assumptions regarding the reliability of research findings, and actual results may differ materially from those expressed or implied in such statements. Important factors that could cause actual results to differ materially from these expectations include, among other things: uncertainties associated with the launch of a new product and the accuracy of associated research, our ability to establish or acquire a U.S. sales force, uncertainties associated with the successful integration of AZ-004 into our business and operations, uncertainties with respect to the development path that will be required by regulatory authorities, uncertainties with respect to the results of future clinical trials, the ability of Alexza to manufacture and supply AZ-004 and the ability of its
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

suppliers to supply Alexza with the components and active pharmaceutical ingredient necessary to manufacture AZ-004, reliance on key strategic alliances, contractual disagreements with third parties, the regulatory environment and associated filings and approvals, and other risks detailed from time to time in Biovail’s filings with the Securities and Exchange Commission and the Canadian Securities Administrators, as well as Biovail’s ability to anticipate and manage the risks associated with the foregoing. Additional information about these factors and about the material factors or assumptions underlying such forward-looking statements may be found in the body of this news release, as well as under the heading “Risk Factors” contained in Item 3(D) of Biovail’s most recent Annual Report on Form 20-F.
     The Company cautions that the foregoing list of important factors that may affect future results is not exhaustive. When relying on Biovail’s forward-looking statements to make decisions with respect to the Company, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. Biovail undertakes no obligation to update or revise any forward-looking statement, except as required by law.
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

NEWS RELEASE — for immediate release
     Alexza and Biovail Form Collaboration to Develop and Commercialize
     AZ-004 (Staccato® Loxapine) in North America
     Conference Call Scheduled for Tomorrow -
     Wednesday, February 10, 2010 at 8:30 a.m. Eastern Time
Mountain View, California — February [9], 2010 - Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) announced today that it has established a collaboration with Biovail Laboratories International SRL, a subsidiary of Biovail Corporation (NYSE: BVF), to develop and commercialize AZ-004 (Staccato® loxapine) in the U.S. and Canada. AZ-004 is Alexza’s lead program, based on the company’s proprietary technology, the Staccato system. Alexza submitted its New Drug Application (NDA) for Staccato loxapine in December 2009. Alexza is seeking regulatory approval to market AZ-004, an inhalation product candidate developed for the rapid treatment of agitation in patients with schizophrenia or bipolar disorder.
“We are very excited to be partnering our lead program with Biovail. Their key strategic focus and their CNS commercial plans match our view of an ideal partner for AZ-004,” said Thomas B. King, Alexza President and CEO. “We believe that AZ-004, if approved, has the potential to change the treatment practices for acute agitation, as the only product able to meet both the patients’ desire for quickly and comfortably gaining control of their agitation, and the clinicians’ goal of rapidly and reliably calming an agitated patient.
“This agreement provides Biovail with a promising late-stage CNS product,” said Bill Wells, Biovail’s Chief Executive Officer. “In clinical studies conducted by Alexza, Staccato loxapine rapidly delivered drug into the blood stream through the deep lung in a unique, non-invasive manner. We are delighted to be partnering with Alexza to bring this important treatment to market.”
The collaboration provides for the development and commercialization of AZ-004 for multiple indications, including the proposed initial indication of treating agitation in schizophrenia and bipolar patients, as well as potential future clinical development in additional psychiatric and neurological indications and the symptoms associated with these indications. Biovail will lead the commercialization activities for AZ-004. Alexza will continue to manage the ongoing AZ-004 NDA review and approval process in connection with the initial indication, and has entered into a manufacturing and supply agreement to supply Biovail clinical and commercial product.
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Under the terms of the collaboration, Alexza is entitled to receive an upfront cash payment of $40 million, up to $90 million in potential milestone payments contingent on the successful approval of the first AZ-004 NDA, successful commercial manufacturing scale-up, and the successful completion of additional clinical trials, regulatory submission (if required) and approval of an sNDA (if required) in the outpatient setting for patients with schizophrenia or bipolar disorder. Biovail will make tiered, royalty payments of 10% to 25% on net commercial sales of AZ-004. In addition to milestone payments and product royalties, Alexza will supply AZ-004 to BLS for all of its commercial sales, and will receive a per-unit transfer price, based upon annual product volume.
About the Agitation Market Opportunity
Episodes of agitation afflict many people suffering from major psychiatric disorders, including schizophrenia, which affects approximately 2.4 million adults in the United States, and bipolar disorder, which affects approximately 5.7 million adults in the United States. More than 90% of these patients will experience agitation in their lifetime.
Agitation generally escalates over time with patients initially feeling uncomfortable, tense and restless. As the agitation intensifies, their behavior appears more noticeable to others as they become threatening and potentially violent, especially if the agitation is not treated. While patients seek treatment at different points along this agitation continuum, those with the most severe symptoms generally require treatment with injectable drugs in emergency medical settings, and currently are thought to represent the agitation market. Alexza, however, believes the therapeutic market for agitation is broader than only this limited perspective of patients in severe crisis — many more are in need of treatment for an agitation episode.
Alexza’s primary market research indicates that approximately 50% of treated acute agitation episodes are treated in emergency settings. Another approximately 35% of the treated agitation episodes suffered by schizophrenic and bipolar patients are treated in an inpatient setting (hospital and long-term residential settings), and approximately 15% are treated in a physician’s office.
Alexza’s market research studies with schizophrenia patient caregivers and bipolar patients indicate these patients currently experience an average of 11 to 12 episodes of acute agitation each year.
Agitation episodes are currently treated about 55% of the time with oral antipsychotics and about 45% of the time with intra-muscular, or IM, injections. Oral medications work relatively slowly, but are easy to administer, painless and are less threatening to patients. IM injections have a faster onset of action and a higher predictability of drug effect, but because they are invasive and can be frightening to patients, IM injections are usually the treatment option of last-resort. Currently, no non-invasive therapies are available that work faster than 30 minutes to help agitated patients in need of treatment.
About AZ-004 (Staccato loxapine)
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

AZ-004 is an anti-agitation therapeutic that combines Alexza’s proprietary Staccato system with loxapine, a drug belonging to the class of compounds known generally as antipsychotics. Loxapine is currently available in an oral formulation in the U.S. for the management of the manifestations of schizophrenia. The Staccato system is a hand-held, single-dose inhaler that delivers a drug aerosol to the deep lung that results in IV-like pharmacokinetics and rapid systemic effects.
As an easy-to-use, patient-controlled, and highly reliable therapeutic that provides rapid reduction in agitation, the Company believes that AZ-004 meets the three key attributes for the treatment of acute agitation as specified in the American Association of Emergency Psychiatrists’ Expert Consensus Guidelines for the Treatment of Behavioral Emergencies: speed of onset, reliability of medication delivery and patient preference.
About the Staccato System
Alexza’s proprietary Staccato system was rationally designed to optimally treat acute and intermittent conditions. A single breath triggers vaporization and delivers a dose of excipient-free aerosolized, highly bioavailable drug deep into the lungs, where it is quickly absorbed into the blood stream to begin providing therapeutic effect. The Staccato system delivers medication that is comparable to intravenous administration but with greater ease, patient comfort and convenience.
The core of the hand-held Staccato system is a heat package with a stainless steel substrate, onto which a thin film of drug is coated. When the patient draws a single normal breath through the Staccato device, the substrate surface instantly heats to create an aerosol of optimally-sized, excipient-free particles of drug that are drawn into the patient’s lungs. The entire Staccato system actuation and drug delivery occur in less than one second.
The Staccato system is unique among inhalers because it uses no excipients, requires no special breathing maneuvers and there are no controls to deal with. The system produces a consistently high emitted dose, regardless of the patient’s breathing pattern, and doses are pre-set. About the size of a small cell phone, the unit fits easily in a pocket or purse.
Alexza has screened more than 400 drug compounds and more than 200 drug compounds exhibit initial vaporization feasibility with the Staccato system. Since the filing of its first IND in 2004, Alexza has dosed more than 2,600 patients and subjects with its Staccato technology, in 22 different clinical trials under six different INDs for Staccato-based product candidates.
Conference Call Information
Alexza will host a conference call Wednesday morning, February 10, 2010, at 8:30 a.m. Eastern Time. A replay of the call will be available for two weeks following the event. The conference call and replay are open to all interested parties.
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

To access the conference call via the Internet, go to www.alexza.com, under the “Investor Relations” link. Please join the call at least 15 minutes prior to the start of the call to ensure time for any software downloads that may be required. Interested parties may also pre-register to avoid pre-call delays at https://www.theconferencingservice.com/prereg/key.process?key=P9GVG9V6A.
To access the live conference call via phone, dial 888.679.8040. International callers may access the live call by dialing 617-213-4851. The reference number to enter the call is 92719210.
The replay of the conference call may be accessed via the Internet, at www.alexza.com, or via phone at 888-286-8010 for domestic callers or 617-801-6888 for international callers. The reference number for the replay of the call is 93974934.
About Biovail Corporation
Biovail Corporation is a specialty pharmaceutical company engaged in the formulation, clinical testing, registration, manufacture and commercialization of pharmaceutical products. Biovail is focused on the development and commercialization of medicines that address unmet medical needs in niche specialty central nervous system markets. For more information about Biovail, visit the Company’s web site at www.biovail.com.
About Alexza Pharmaceuticals, Inc.
Alexza Pharmaceuticals is a pharmaceutical company focused on the research, development and commercialization of novel, proprietary products for the acute treatment of central nervous system conditions. Alexza’s technology, the Staccato system, vaporizes unformulated drug to form a condensation aerosol that, when inhaled, allows for rapid systemic drug delivery through deep lung inhalation. The drug is quickly absorbed through the lungs into the bloodstream, providing speed of therapeutic onset that is comparable to intravenous administration, but with greater ease, patient comfort and convenience.
AZ-004 (Staccato loxapine) is Alexza’s lead program, which is being developed for the rapid treatment of agitation in schizophrenic or bipolar disorder patients. Alexza has completed and announced positive results from both of its AZ-004 Phase 3 clinical trials, and submitted a New Drug Application submission in December 2009.
Alexza has completed an end-of-Phase 2 meeting with the FDA for AZ-001 (Staccato prochlorperazine) and has completed two Phase 2 studies with AZ-104 (Staccato loxapine, low-dose). Both product candidates are being developed for the acute treatment of migraine headache.
AZ-002 (Staccato alprazolam) has completed Phase 1 testing and one Phase 2a proof-of-concept clinical trial. Product candidates that have completed Phase 1 testing are AZ-003 (Staccato fentanyl) for the treatment of breakthrough pain, and AZ-007 (Staccato zaleplon) for the treatment of insomnia. More information, including this and past press releases from Alexza, is available online at www.alexza.com.
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Safe Harbor Statement
This press release includes forward-looking statements regarding the development, therapeutic potential and safety of AZ-004. Any statement describing a product candidate or Alexza’s goals, expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs. Alexza’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in Alexza’s Annual Report on Form 10-K for the year ended December 31, 2008, and Alexza’s other Periodic and Current Reports filed with the Securities and Exchange Commission, including the risks under the headings: “We will need substantial additional capital in the future. If additional capital is not available, we will have to delay, reduce or cease operations.”, “Regulatory authorities may not approve our product candidates even if they meet safety and efficacy endpoints in clinical trials.” and “If we enter into strategic partnerships, we may be required to relinquish important rights to and control over the development of our product candidates or otherwise be subject to terms unfavorable to us.”. Forward-looking statements contained in this announcement are made as of this date, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACTS:	Thomas B. King President & CEO 650.944.7634 tking@alexza.com	August J. Moretti Senior Vice President and CFO 650.944.7788 amoretti@alexza.com
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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.